Exhibit 99.4

November 20, 2008

Mark P. Stevenson

225 Willowbrook Drive

Portola Valley, CA 94028

Dear Mark:

As you know, Invitrogen Corporation (the “Company”) has entered into an Agreement and Plan of Merger among Atom Acquisition, LLC (“Merger Sub”) and Applera Corporation dated June 11, 2008 (the “Merger Agreement”) pursuant to which Applera will merge with and into Merger Sub, with Merger Sub as the survivor thereof (the “Merger”).

The Merger shall constitute a Change in Control pursuant to the Employment Agreement dated September 1, 2007, as amended pursuant to Amendment No. 1 to Employment Agreement dated June 11, 2008, (the “Employment Agreement”) entered into between you and Applied Biosystems Inc. (formerly known as Applera Corporation) (for purposes of this Letter Agreement, “Applera”) attached hereto as Exhibit A, and due to your anticipated change in position, you may be entitled to certain benefits and payments pursuant to Section 6 of the Employment Agreement if you terminate with “Good Reason” or if Applera or the Company were to terminate you without “Cause.” However, you have indicated that you wish to remain employed by the Company on and after the Merger and the Company agrees to retain your services as an employee in the position of Company President and Chief Operating Officer effective upon the Closing Date (as defined in the Merger Agreement).

By signing below, you are stating your willingness to forgo all rights to payments or benefits under the Employment Agreement except as stated below in exchange for an Enhanced Compensation Package and other benefits and payments set forth herein. In consideration of the mutual promises and agreements contained in this letter agreement (“Letter Agreement”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company hereby agree to the following terms of this Letter Agreement. This Letter Agreement shall only become effective as of the Closing Date of the Merger provided that you have signed this Letter Agreement, prior to that date (“Effective Date”).

1. Payout and Termination of Employment Agreement. Company shall pay to you the amounts as set forth in the schedule attached hereto as Exhibit B. As of the Effective Date, you waive all payments, benefits, rights, and obligations from Company (including Company, Applied Biosystems Inc. and Applera Corporation, or any related entities) or otherwise and agree that no further payments, benefits, rights, or obligations are owed to you, subject to your receipt of the Payment and the payment of certain benefits described in this Letter Agreement. As of the Effective Date, the Employment Agreement shall terminate and shall be of no further force and effect as of such time and the Company shall not be further obligated under the terms of the

Employment Agreement, including but not limited to Section 6(b)(iii) of your Employment Agreement and no further benefits will be provided pursuant to that section. Your outstanding equity compensation awards with Applera shall be governed by the terms of their applicable plans and agreements and Merger Agreement.

2. Enhanced Compensation Package. On the Effective Date, Company shall provide you with a compensation package (“Enhanced Compensation Package”) to which you would not be otherwise entitled which the parties agree is reasonable compensation for your continued employment. The Enhanced Compensation Package shall include, among other things, an increased base salary from your current salary with Applera (“Base Salary”), equity compensation awards, relocation benefits and a Synergy Bonus. The specific details of the Enhanced Compensation Package are set forth in Exhibit C. A copy of the Synergy Bonus is attached hereto as Exhibit D. The Company shall not make any material modifications to or eliminate the Synergy Bonus Plan or the Synergy Goals applicable to you once they are communicated to you in writing in your respective individual schedule to the Synergy Bonus Plan. In addition to the Enhanced Compensation Package, you will be eligible to participate in Company benefit plans and programs generally provided to other senior executives of the Company (exclusive of any special employment agreements), subject to the terms of the Merger Agreement.

3. Severance and Change in Control Benefits. As of the Effective Date, you shall be a participant in the Invitrogen Corporation’s Executive Officer Severance Plan (the “Severance Plan”) attached hereto as Exhibit E, as may be amended from time to time, provided, however, that for purposes of severance pay and benefits under the Severance Plan, your resignation and separation from service (except for retirement, death or disability) within two years of the Effective Date for “Good Reason” as defined herein shall be automatically considered as satisfying the eligibility requirements set forth in Section II (Eligibility) of the Severance Plan, provided you comply with subparagraphs II 5-8 of that Severance Plan. For purposes of this Section 3, “Good Reason” shall mean any of the following which occur without your consent:

(i) a substantial diminution in your position, authority, duties and responsibilities which, when measured in the aggregate, are inconsistent with your position as expressed in Exhibit C; provided, however, that once you either are no longer serving as the sole President and Chief Operating Officer of the Company or you are no longer reporting directly to the Company’s Chief Executive Officer, then it shall be deemed to be a substantial diminution in your position, authority, duties and responsibilities;

(ii) any reduction of either your base salary or your annual incentive compensation plan individual target percentage (which is 100% of your annual base salary) or you are no longer in the EL-2 pay band (or its successor pay band), excluding any isolated, insubstantial and inadvertent failure not occurring in bad faith and which the Company remedies promptly after receiving written notice from you; or

(iii) the Company requiring you to be based at any office or location, other than Carlsbad, California, that is more than fifty (50) miles from Foster City, California or if you relocate to Carlsbad, California, then any office or location that is more than fifty (50) miles from Carlsbad, California.

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In addition, any covenant not to compete, to the extent permitted by applicable law, entered into pursuant to Section 7 of the Severance Plan or Section 16 of the Change in Control Agreement (referenced below) will restrict employment only with the following companies (and their successor entities): Illumina, Inc., Pacific Biosciences, Roche, BioRad, and Thermo Fisher Scientific. In addition, the form of release of claims referenced in Section 7 of the Severance Plan is attached hereto in Exhibit E. You must provide written notice to the Chief Executive Officer of Company of the existence of “Good Reason” within 90 days after the initial existence of any “Good Reason” condition (defined above), upon the notice of which the Company shall have 30 days to remedy the condition and not be required to provide severance pay or benefits under the Severance Plan unless the condition has not been remedied and you resign your employment after the end of the 30 day period.

You and the Company will also enter into a Change in Control Agreement attached hereto as Exhibit F and which will be effective on the Effective Date.

4. SERP Benefits. The Company acknowledges that you are a participant in the Applera Corporation Supplemental Executive Retirement Plan (Amended and Restated as of August 28, 2006) (“SERP”) attached hereto as Exhibit G and the Company expressly agrees to fully assume all obligations of Applera under such SERP as of the Effective Date. You further acknowledge and agree that because your Employment Agreement will terminate as of the Effective Date and you will continue employment under this Letter Agreement, you will not be entitled to any additional benefits under Section 6(b)(iii) of the Employment Agreement or Section 4.1(e) of the SERP, but that in consideration of your agreement to continue in the employ of the Company, as of the Effective Date your SERP benefit will be (1) increased by taking into account three (3) additional years of service credit for all purposes under the SERP as of the Effective Date and (2) calculated based on Final Average Compensation (as defined in the SERP) of $602,460 and your Final Average Qualified Compensation (as defined in the SERP) of $961,622. Any Compensation or Qualified Compensation (as such terms are defined in the SERP) earned after the Effective Date may increase (but not decrease) Final Average Compensation and Final Average Qualified Compensation. None of the amounts set forth in Exhibit B will deemed to be Compensation or Qualified Compensation or otherwise taken into account for any purpose under the SERP. To the extent the Company, at its sole discretion, terminates the SERP or your benefits thereunder are not otherwise continued by the Company during your continued employment, the Company agrees to consider your recommendations in good faith with regard to whether you will be provided with either a payment or other benefit based on a value determined in accordance with Section 4.1(b) of the SERP at that time plus the aforementioned three (3) additional years of service credit. Any such termination or modification of the SERP shall be performed in compliance with Code Section 409A. To perform the requisite computations, Company shall select in its discretion an independent actuarial or accounting firm that is reasonably acceptable to you, which acceptance will not unreasonably be withheld.

In exchange for the Payment, the Enhanced Compensation Package, the Severance Benefits, and other benefits and payments described above, you, on behalf of yourself, your heirs and assigns, unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, including but not limited to Applera Corporation, Applied Biosystems Inc., and Invitrogen

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Corporation, and such entities’ parents and subsidiaries as well as Company’s and such entities’ employees, officers, directors, shareholders, agents, successors and assigns past and present (collectively, “Released Parties”) from: all claims directly related to or arising out of the Employment Agreement and any benefits provided thereunder to the fullest extent permitted by law and all other losses, liabilities, claims, charges, demands and causes of action, known and unknown, suspected and unsuspected, arising directly or indirectly out of or in any way connected with the Employment Agreement. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state and federal law, all claims for reprisal and retaliation under federal and state law; any claims for back pay, front pay, liquidated damages, compensatory and punitive damages, and injunctive relief; and all claims for attorneys’ fees, costs and expenses, which in all cases are arising out of the Employment Agreement. However, this general release is not intended to bar or release any claims that, by statute, may not be waived, such as claims for statutory indemnity. You acknowledge and agree that you may discover facts or law different from, or in addition to, the facts or law that you know or believe to be true with respect to the claims released in this letter agreement and agree, nonetheless, that this Letter Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. You declare and represent that you intend this letter agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims, known and unknown, suspected and unsuspected and, regardless of the adequacy or inadequacy of the consideration, you intend the release herein to be final and complete. You execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law. You waive your right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by you, or on you behalf, related in any way to the matters released herein. Notwithstanding anything to the contrary, this release is not intended to bar or release any claims that, by statute, may not be waived, or any claims for workers’ compensation benefits, unemployment insurance benefits, contractual or statutory indemnity, coverage under any directors and officers liability insurance policy and any challenge to the validity of your release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Letter Agreement. You expressly acknowledge and agree that you are waiving all rights under Section 1542 of the California Civil Code. That section provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You further acknowledge that the Company will not be responsible for the payment of any applicable taxes that are imposed on you pursuant to Internal Revenue Code Section 409A.

This Letter Agreement is intended to be a binding legal document. The Merger Agreement, this Letter Agreement, and the Exhibits attached hereto and agreements and policies referenced herein are intended to constitute the entire agreement between the parties and supersede and cancel any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Letter Agreement may be amended only by a written instrument executed by all parties hereto.

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Your employment with the Company will remain at-will and may be terminated by you or the Company at any time for any reason in accordance with the terms of this Letter Agreement.

You shall have until November 20, 2008 to consider whether or not to enter into this Letter Agreement and to review it with your own counsel, at your election. The Company shall make independent counsel available to you at the Company’s expense. You may elect to engage other counsel at your own expense. If you do not return the executed Letter Agreement (including any Exhibits attached hereto) to the Company by 6:00 p.m. (PST) on November 20, 2008, Company will assume you are not interested in the offer of payments and benefits specified above and of this Letter Agreement will be automatically withdrawn.

If the foregoing terms and conditions are satisfactory to you, please sign and date this Letter Agreement below and return the original to me no later than 6:00 pm (PST) on November 20, 2008.

Sincerely,

INVITROGEN CORPORATION

By:	/s/ Gregory Lucier
Gregory Lucier
Chairman & Chief Executive Officer

THE PARTIES HAVE READ THIS LETTER AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS LETTER AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	November 20th 2008	By:	/s/ Mark P. Stevenson
Mark P. Stevenson

Dated:	11/21/08	INVITROGEN CORPORATION

		By:	/s/ Gregory Lucier
Gregory Lucier
Chairman & Chief Executive Officer

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EXHIBIT A

Employment Agreement dated September 1, 2007 (as amended pursuant to Amendment No. 1 dated June 11, 2008)

EMPLOYMENT AGREEMENT

AGREEMENT entered into as of September 1, 2007, between APPLERA CORPORATION, a Delaware corporation having its principal place of business at Norwalk, Connecticut (the “Company”) and Mark P. Stevenson (the “Employee”).

WHEREAS, the Employee has rendered and/or will render valuable services to the Company and it is regarded essential by the Company that it have the benefit of Employee’s services in future years; and

WHEREAS, the Board of Directors of the Company believes that it is essential that, in the event of the possibility of a Change in Control of the Company (as defined herein), the Employee be able to continue his/her attention and dedication to his/her duties and to assess and advise the Board of Directors of the Company (the “Board”) whether such proposals would be in the best interest of the Company and its stockholders without distraction regarding any uncertainty concerning his/her future with the Company; and

WHEREAS, the Employee is willing to agree to continue to serve the Company in the future;

NOW, THEREFORE, it is mutually agreed as follows:

1. Employment. The Company agrees to employ Employee, and the Employee agrees to serve as an employee of the Company or one or more of its subsidiaries after a Change in Control during the Period of Employment (as those terms are defined in Section 2 hereof) in such executive capacity as Employee served immediately prior to the Change in Control which caused the commencement of the Period of Employment. The Employee also agrees to serve during the Period of Employment, if elected or appointed thereto, as a Director of the Board of Directors of the Company and as a member of any committee of the Board of Directors. Notwithstanding anything to the contrary herein, the Period of Employment shall not commence and the Employee shall not be entitled to any rights, benefits, or payments hereunder unless and until a Change in Control has occurred.

2. Definitions.

(a) Cause. During the Period of Employment, “Cause” means termination upon (i) the willful and continued failure by the Employee to perform substantially his/her duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a demand for a substantial performance is delivered to the Employee by the Chief Executive Officer of the Company (“CEO”) which specifically identifies the manner in which the CEO believes that the Employee has not substantially performed his/her duties, or (ii) the willful engaging by the Employee in illegal conduct which is materially and demonstrably injurious to the Company. For purposes of this Section 2 (a), no act, or failure to act, on the part of the Employee shall be considered “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Employee and an opportunity for him/her, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of the conduct set forth above in (i) or (ii) of this Section 2 (a) and specifying the particulars thereof in detail.

(b) Cash Compensation. “Cash Compensation” shall mean the sum of (i) Employee’s Base Salary (determined in accordance with the provisions of Section 4 (a) hereof) and (ii) Employee’s incentive compensation (provided for under Section 4 (b) hereof), which shall be an amount equal to the greatest of (x) the average of the amount of Employee’s incentive compensation for the last three completed fiscal years immediately prior to the Employee’s termination of employment (whether or not such years occurred during the Period of Employment), (y) the target amount of such Employee’s incentive compensation for the fiscal year in which his/her termination of employment occurs, or (z) the Employee’s target amount for the fiscal year in which the Change in Control occurs.

(c) Change in Control. “Change in Control” means the occurrence of any of the following: an event that would be required to be reported (assuming such event has not been “previously reported”) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (i) any “person” within the meaning of Section 14(d) of the Securities Exchange Act of 1934 becomes the “beneficial owner” as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 25% of the Company’s Common Stock; (ii) during any two-year period, individuals who constitute the Board of Directors of the Company (the “Incumbent Board”) as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Company’s stockholders was approved by a vote of at least three quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or (iii) the approval by the Company’s stockholders of the sale of all or substantially all of the stock or assets of the Company.

(d) Disability. “Disability” means the absence of the Employee from his/her duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of incapacity due to physical or mental illness.

(e) Good Reason. During the Period of Employment, “Good Reason” means:

(i) an adverse change in the status of the Employee (other than any such change primarily attributable to the fact that the Company may no longer be publicly owned) or position(s) as an officer of the Company as in effect immediately prior to the Change in Control or the assignment to the Employee of any duties or responsibilities which, in his/her reasonable judgment, are inconsistent with such status or position(s), or any removal of the Employee from or any failure to reappoint or reelect him/her to such position (s) (except in connection with the termination of the Employee’s employment for Cause, Disability, or upon attaining age 65 or upon taking early retirement under any of the Company’s retirement plans, or as a result of death or by the Employee other than for Good Reason);

(ii) a reduction by the Company after a Change in Control in the Employee’s Base Salary;

(iii) a material reduction after a Change in Control in the Employee’s total annual compensation; provided, however, that for these purposes a reduction for any year of over 10% of total compensation measured by the preceding year without a substantially similar reduction to all other executives participating in incentive compensation plans shall be considered “material”, except that a general reduction of the same magnitude applied to all executive employees of the same level, including the executive employees of any acquirer of the Company, shall not be considered “material”; and the failure of the Company to adopt or renew a stock option plan or to grant amounts of restricted stock or stock options, which are consistent with the Company’s prior practices, to the Employee shall also be considered a material reduction, unless the Employee participates in substitute programs that provide substantially equivalent economic value to the Employee;

(iv) the failure by the Company to continue in effect any Benefit Plan (as hereinafter defined) in which Employee was participating at the time of the Change in Control (or Benefit Plans providing Employee with at least substantially similar benefits) other than as a result of the normal expiration of any such Benefit Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect Employee’s continued participation in any such Benefit Plans on at least as favorable a basis to Employee as was the case immediately prior to the Change in Control or which would materially reduce Employee’s benefits in the future under any of such Benefit Plans or deprive Employee of any material benefit enjoyed by Employee immediately prior to the Change in Control;

(v) the failure by the Company after a Change in Control to provide and credit Employee with the number of paid vacation days to which Employee was then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the Change in Control; or

(vi) the Company’s requiring the Employee after a Change in Control to be based more than fifty miles from the Employee’s principal place of business immediately prior to the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which he/she undertook on behalf of the Company prior to the Change in Control.

(f) Period of Employment. (i) “Period of Employment” means, subject to the provisions of Section 2 (f) (ii), the period of twenty four (24) months commencing on the date of a Change in Control (as defined in Section 2 (c) hereof) and the period of any extension or extensions thereof in accordance with the terms of this Section. Subject to the Agreement termination provisions of Section 11, the Period of Employment shall be extended automatically by one week for each week in which the Employee’s employment continues after the date of a Change in Control.

(ii) Notwithstanding the provisions of Section 2 (f) (i) hereof, the Period of Employment shall terminate upon the occurrence of the earliest of (A) the Employee’s attainment of age 65, or the election by the Employee to retire early from the Company under any of its retirement plans, (B) the death of the Employee, (C) the Disability of the Employee, (D) a termination of Employee’s employment by the Company for Cause or by the Employee without Good Reason, or (E) as provided for in Section 11 of this Agreement.

(g) Termination Date. “Termination Date” means the date on which the Period of Employment terminates.

3. Duties During the Period of Employment. While employed by the Company during the Period of Employment, the Employee shall devote his/her full business time, attention, and best efforts to the affairs of the Company and its subsidiaries; provided, however, that the Employee may engage in other activities, such as activities involving charitable, educational, religious, and similar types of organizations, speaking engagements, membership on the board of directors of other organizations, and similar types of activities to the extent that such other activities do not prohibit the performance of his/her duties under this Agreement, or inhibit or conflict in any material way with the business of the Company and its subsidiaries .

4. Current Cash Compensation.

(a) Base Salary. The Company will pay to the Employee while employed by the Company during the Period of Employment an annual base salary (“Base Salary”) in an amount determined by the Board of Directors or its Compensation Committee which shall never be less than the greater of (i) the Employee’s Base Salary prior to the commencement of the Period of Employment or (ii) his/her Base Salary during the preceding year of the Period of Employment; provided, however, that it is agreed between the parties that the Company shall review annually the Employee’s Base Salary, and in light of such review may, in the discretion of the Board of Directors or its Compensation Committee, increase such Base Salary taking into account the Employee’s responsibilities, inflation in the cost of living, increase in salaries of executives of other corporations, performance by the Employee, and other pertinent factors. The Base Salary shall be paid in substantially equal biweekly installments while Employee is employed by the Company.

(b) Incentive Compensation. While employed by the Company during the Period of Employment, the Employee shall continue to participate in such of the Company’s incentive compensation programs for executives as the Employee participated in prior to the commencement of the Period of Employment. Any amount awarded to the Employee under such programs shall be paid to Employee in accordance with the terms thereof.

5. Employee Benefits.

(a) Vacation and Sick Leave. The Employee shall be entitled during the Period of Employment to a paid annual vacation of not less than twenty (20) business days during each calendar year while employed by the Company and to reasonable sick leave.

(b) Regular Reimbursed Business Expenses. The Company shall reimburse the Employee for all expenses and disbursements reasonably incurred by the Employee in the performance of his/her duties during the Period of Employment.

(c) Employment Benefit Plans or Arrangements. While employed by the Company, Employee shall be entitled to participate in all employee benefit plans, programs, or arrangements (“Benefit Plans”) of the Company, in accordance with the terms thereof, as in effect from time to time, which provide benefits to senior executives of the Company. For purposes of this Agreement, Benefit Plans shall include, without limitation, any compensation plan such as an incentive, deferred, stock option or restricted stock plan, or any employee benefit plan such as a thrift, pension, profit sharing, pre-tax savings, medical, dental, disability, salary continuation, accident, life insurance plan, or a relocation plan or policy, or any other plan, program, or policy of the Company intended to benefit employees.

6. Termination of Employment.

(a) Termination by the Company for Cause or Termination by the Employee Other Than for Good Reason. If during the Period of Employment the Company terminates the employment of the Employee for Cause or if the Employee terminates his/her employment other than for Good Reason the Company shall pay the Employee (i) the Employee’s Base Salary through the end of the month in which the Termination Date occurs, (ii) any accrued vacation pay, and (iii) benefits payable to him/her pursuant to the Company’s Benefit Plans as provided in Section 5(c) hereof through the end of the month in which the Termination Date occurs.

Employee shall receive no incentive compensation if Employee’s employment is terminated for Cause. The amounts and benefits set forth in clauses (i) , (ii) , and (iii) of the preceding sentence shall hereinafter be referred to as “Accrued Benefits.”

(b) Termination by the Company Without Cause or by the Employee for Good Reason. If during the Period of Employment the Company terminates the Employee’s employment with the Company without Cause or the Employee terminates his/her employment with the Company for Good Reason, the Company will pay to Employee all Accrued Benefits and, in addition, pay or provide to the Employee the following:

(i)	within thirty (30) days after the date of termination, a lump sum equal to two years of the Employee’s Cash Compensation;

(ii)

for the greater of two years or the remainder of the Period of Employment immediately following the Employee’s date of termination, the Employee and Employee’s family shall continue to participate in any Benefit Plans of the Company (as defined in Section 5 (c) hereof) in which Employee or Employee’s family participated at any time during the one-year period ending on the day immediately preceding Employee’s termination of employment, provided that (a) such continued participation is possible under the terms of such Benefit Plans, and (b) the Employee continues to pay contributions for such participation at the rates paid for similar participation by active Company employees in similar positions to that held by the Employee immediately prior to the date of termination. If such continued participation is not possible, the Company shall provide, at its sole cost and expense, substantially identical benefits to the Employee plus pay an additional amount to the Employee equal to the Employee’s liability for federal, state and local income taxes on any amounts includible in the Employee’s income by virtue of the terms of this Section 6(b) (ii) so that Employee does not have to personally pay any federal, state and local income taxes by virtue of the terms of this Section 6(b) (ii) ;

(iii)	two additional years of service credit under the Company’s Non-Qualified Plans and, for purposes of such plans, Employee’s final average pay shall be deemed to be his/her Cash Compensation for the year in which the date of termination occurs;

(iv)

the Company shall take all reasonable actions to cause any Company restricted stock (“Restricted Stock”) granted to Employee to become fully vested and any options to purchase Company stock (“Options”) granted to Employee to become fully exercisable, and in the event the Company cannot effect such vesting or acceleration within sixty (SO) days, the

Company shall pay within thirty (30) days thereafter to Employee (i) with respect to each Option, an amount equal to the product of (x) the number of unvested shares subject to such Option, multiplied by (y) the excess of the fair market value of such a share of Company common stock on the date of Employee’s termination of employment, over the per share exercise price of such Option and (ii) with respect to each unvested share of Restricted Stock an amount equal to the fair market value of such a share of Company common stock on the date of Employee’s termination of employment.

Except as provided in the following sentence, the amounts payable to the Employee under this Section 6(b) shall be absolutely owing and shall not be subject to reduction or mitigation as a result of employment of the Employee elsewhere after the date of termination. Notwithstanding any provision herein to the contrary, the benefits described in clauses (i), (ii) and (iii) of this Section 6(b) shall only be payable with respect to the period ending upon the earlier of (i) the end of the period specified in each such clause or (ii) Employee’s attainment of age 65.

7. Gross-Up. In the event any amounts due to the Employee under this Agreement after a Change in Control, under the terms of any Benefit Plan, or otherwise payable by the Company or an affiliate of the Company are subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (“Excise Taxes”), the Company shall pay to the Employee, in addition to any other payments due under other provisions of this Agreement, an amount equal to the amount of such Excise Taxes plus the amount of any federal, state and local income or other taxes and Excise Taxes attributable to all amounts, including income taxes, payable under this Section 7, so that after payment of all income, Excise and other taxes with respect to the amounts due to the Employee under this Agreement, the Employee will retain the same net after tax amount with respect to such payments as if no Excise Taxes had been imposed.

8. Covenants. For a period of one year after termination of Employee’s employment after a Change in Control, Employee shall not hire or solicit for hire, directly or indirectly, an employee of the Company. Employee shall not make any disparaging statement, public or private, in writing or orally, concerning the Company.

9. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Connecticut. If under such laws any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.

10. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its Secretary) or seventy-two (72) hours after deposit thereof in the U.S. mail, postage prepaid, for delivery as registered or certified mail — addressed, in the case of the Employee, to the Employee at Employee’s residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as the Employee or the Company may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the U.S. mail, a party may give notice by telegram, fax or telex.

11. Miscellaneous/Termination. This Agreement may be amended only by a subsequent written agreement of the Employee and the Company. This Agreement shall be binding upon and shall inure to the benefit of the Employee, the Employee’s heirs, executors, administrators, beneficiaries, and assigns and to the benefit of the Company and its successors. Notwithstanding anything in this Agreement to the contrary, nothing herein shall prevent or interfere with the ability of the Company to terminate the employment of the Employee prior to a Change in Control nor be construed to entitle Employee to be continued in employment prior to a Change in Control and this Agreement shall terminate if Employee or the Company terminates Employee’s employment prior to a Change in

Control. Similarly, nothing herein shall prevent the Employee from retiring under any of the Company’s retirement plans and receiving the corresponding benefits thereunder consistent with the treatment of other Company employees. This Agreement shall have an initial term of two (2) years from the date hereof. The parties may extend this Agreement for one (1) year terms upon 90 days notice from one party to the other, and the agreement of such other party.

12. Fees and Expenses. The Company shall pay all reasonable legal fees and related expenses incurred by the Employee in connection with this Agreement following a Change in Control of the Company, including without limitation, all such fees and expenses, if any, incurred in connection with (i) contesting or disputing any termination of the Employee’s employment hereunder, or (ii) the Employee seeking to obtain or enforce any right or benefit provided by the Agreement.

13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Connecticut by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Employee shall be entitled to be paid as if his/her employment continued during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration pursuant to this Section 13.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.

APPLERA CORPORATION

By:	/s/ Tony L. White
Tony L. White
Chairman, President and Chief Executive Officer

ATTEST:

By:	/s/ William B. Sawch
William B. Sawch
Senior Vice President and General Counsel

ACCEPTED AND AGREED:

/s/ Mark P. Stevenson
Mark P. Stevenson

EXECUTION COPY

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1, dated as of June 11, 2008 (this “Amendment”), to the EMPLOYMENT AGREEMENT, dated September 1, 2007 (the “Agreement”), by and between Applera Corporation, a Delaware corporation (the “Company”), and Mark P. Stevenson (the “Employee”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

W I T N E S S E T H

WHEREAS, the parties hereto desire to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in the Agreement and herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. Amendment to Section 1 of the Agreement. The first sentence of Section 1 of the Agreement is amended to read in its entirety as follows:

“1. Employment. The Company agrees to employ Employee, and the Employee agrees to serve, as President and Chief Operating Officer of the Company after a Change in Control during the Period of Employment (as those terms are defined in Section 2 hereof).”

2. Amendment to Section 2(f)(i) of the Agreement. The definition of “Period of Employment” as set forth in Section 2(f)(i) of the Agreement is hereby amended to read in its entirety as follows:

“(f) Period of Employment. (i) “Period of Employment” means, subject to the provisions of Section 2(f)(ii), the period of thirty-six (36) months commencing on the date of a Change in Control (as defined in Section 2(c) hereof) and the period of any extension or extensions thereof in accordance with the terms of this Section. Subject to the Agreement termination provisions of Section 11, the Period of Employment shall be extended automatically by one week for each week in which the Employee’s employment continues after the date of a Change in Control.”

3. Amendment to Section 6(a) of the Agreement. The last sentence of Section 6(a) of the Agreement is hereby amended to read in its entirety as follows:

“The amounts and benefits set forth in clauses (i), (ii), and (iii) above in this Section 6(a), and incentive compensation payable to Employee pursuant to Section 4(b) hereof, including a pro rata share for any partial year, shall hereinafter be referred to as “Accrued Benefits.””

4. Amendment to Section 6(b)(i) of the Agreement. Section 6(b)(i) of the Agreement is hereby amended to read in its entirety as follows:

“(i) within thirty (30) days after the date of termination, a lump sum equal to the greater of (A) the Employee’s Cash Compensation for the remainder of the Period of Employment or (B) two times the Employee’s Cash Compensation.”

5. Amendment to Section 6(b)(iii) of the Agreement. Section 6(b)(iii) of the Agreement is hereby amended to read in its entirety as follows:

“(iii) three additional years of service credit under the Company’s Non-Qualified Plans and, for purposes of such plans, Employee’s final average pay shall be deemed to be his/her Cash Compensation for the year in which the date of termination occurs.”

6. Amendment to Section 11 of the Agreement. Section 11 of the Agreement is hereby amended by deleting the final two sentences thereof, such that Section 11 of the Agreement shall read in its entirety as follows:

“11. Miscellaneous/Termination. This Agreement may be amended only by a subsequent written agreement of the Employee and the Company. This Agreement shall be binding upon and shall inure to the benefit of the Employee, the Employee’s heirs, executors, administrators, beneficiaries, and assigns and to the benefit of the Company and its successors. Notwithstanding anything in this Agreement to the contrary, nothing herein shall prevent or interfere with the ability of the Company to terminate the employment of the Employee prior to a Change in Control nor be construed to entitle Employee to be continued in his employment prior to a Change in Control and this Agreement shall terminate if Employee or the Company terminates Employee’s employment prior to a Change in Control. Similarly, nothing herein shall prevent the Employee from retiring under any of the Company’s retirement plans and receiving the corresponding benefits thereunder consistent with the treatment of other Company employees.”

7. Limited Effect. Except as specifically amended hereby, the terms and provisions of the Agreement shall continue and remain in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms. All references in the Agreement (and in any other agreements, documents and instruments entered into in connection therewith) to the “Agreement” shall be deemed for all purposes to refer to the Agreement, as amended by this Amendment.

8. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as of the signatures hereto and thereto were upon the same instrument.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflicts of law rules thereof.

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IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

APPLERA CORPORATION

By:	/s/ Barbara J. Kerr
Name:	Barbara J. Kerr
Title:	Vice President, Human Resources

ATTEST:

By:	/s/ Thomas P. Livingston
	Name:	Thomas P. Livingston
	Title:	Vice President and Secretary

ACCEPTED AND AGREED:

By:	/s/ Mark P. Stevenson
Mark P. Stevenson

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EXHIBIT B

Payment Schedule

The following payments shall be made by the Company to you:

(1) a cash lump sum payment in an amount equal to US $3,744,000 (the “Cash Out Payment”).

(2) a cash lump sum payment in an amount equal to US $3,054,040 which is equal to the sum of: (i) certain excise taxes that may be imposed on you under Internal Revenue Code Sections 280G and 4999 (the “Excise Tax Restoration”) and (ii) for any taxes (including excise taxes) imposed on the Excise Tax Restoration payment, and for any interest or penalties related to such excise taxes with all such computations performed applying the then highest marginal tax rates (not including any taxes and penalties under Section 409A of the Internal Revenue Code). Such payment shall be made to you at the same time as the Cash Out Payment (the sum of clauses (i) and (ii) is the “Gross-Up Payment”). The Gross-Up Payment is intended to be an amount so that you will be in the same position on an after-tax basis that you would have been if no excise taxes, interest and/or penalties had been imposed for the payments in this Exhibit B. If it is later determined that the Gross-Up Payment provided to you was not sufficient to satisfy the requirements of the preceding sentence, then the Company shall within 30 days of such determination make an additional cash payment to you so that such requirements are satisfied. All determinations regarding the Gross-Up Payment, including but not limited to the amount of such payment, shall be made by a nationally recognized accounting firm or other similar consultant selected by the Company.

(3) For purposes of this Exhibit B and the Letter Agreement, the Gross-Up Payment and the Cash Out Payment will collectively be referred to as the “Payment”. The Company will make the full Payment to you within thirty (30) calendar days after the Effective Date of the Letter Agreement. In all events, the Gross-Up Payment including any underpayment, shall be made not later than the December 31 following the taxable year in which you remit the applicable excise taxes.

EXHIBIT C

Enhanced Compensation Package

Upon the Effective Date, Mark P. Stevenson (“Executive”) shall hold the following position, reporting relationship, and pay band:

Position:	President and Chief Operating Officer

Reports to:	Chief Executive Officer (Gregory Lucier)

Level:	EL – 2

Executive’s Enhanced Compensation Package provided to Executive by Company in exchange for the promises and covenants set forth in this Letter Agreement shall include the following:

1. Base Salary and ICP Annual Bonus. Company agrees to provide Executive with an increased base salary. The new base salary shall be $650,000.00 annually (“New Base Salary”), less all appropriate federal and state income and employment taxes. This New Base Salary is provided in exchange for Executive’s promises set forth herein and is not an increase that is being awarded in the ordinary course of business to Executive or Executive’s peers. The New Base Salary shall be effective immediately on the Effective Date. Executive shall also be entitled to participate in the Company’s Incentive Compensation Plan for calendar year 2009 (“ICP”) as of January 1, 2009. Executive’s annual bonus target shall be at least 100% of his annual base salary and the actual bonus paid to Executive may be greater than the target amount. The ICP shall be governed by and is subject to the applicable plan.

2. Equity Incentive Award. On the Closing Date, Executive will be granted a 2009 equity incentive award described below (“Equity Incentive Award”). Through that Equity Incentive Award, Executive will be granted an option to purchase a number of shares of Company common stock that have a grant face value of $3,600,000 (“the Option”). The number of shares subject to the Option will be determined by dividing the grant face value by the Fair Market Value (as defined in the applicable Company incentive plan) on the date of the grant. The Option will be granted on the Closing Date and will vest annually over four (4) years in 25% installments. On the Closing Date, as part of the Equity Incentive Award, Executive will also be granted a number of restricted stock units of Company common stock that have a grant face value of $1,000,000, which will vest 100% on the 3rd anniversary of the date of the grant (“RSU Award”). The number of restricted stock units granted will be determined by dividing the grant face value by the Fair Market Value (as defined in the applicable Company incentive plan) on the date of the grant. The RSU Award is not subject to any performance criteria. The Equity Incentive Award will be subject to the terms and conditions of the applicable Company incentive plan and the applicable restricted stock units agreement and nonstatutory stock option agreement, which will not be inconsistent with the terms of this Letter Agreement and which Executive will be required to sign as a condition of receiving the Equity Incentive Award.

3. Synergy Bonus. Executive shall be eligible to earn a bonus based on certain milestones (“Synergy Goals”) to be established for Executive by Company for Executive’s performance during calendar years 2009 and 2010. The Synergy Goals for calendar year 2009 will be set forth in a schedule that will be provided to Executive within the first 60 days of calendar year 2009. The Synergy Goals for calendar year 2010 will be set forth in a schedule that will be provided to Executive no later than the first 60 days of 2010. Provided such Synergy Goals are satisfied, Executive’s total target Synergy Bonus for the 2009 and 2010 calendar years shall be $975,000 (“Synergy Bonus Target”), less all appropriate federal and state income and employment taxes. Sixty percent (60%) of the Synergy Bonus Target or $585,000 (“2009 Target”) will be payable provided Executive achieves the Synergy Goals established for the 2009 calendar year by the end of 2009. The remaining forty percent (40%) of the Synergy Bonus Target or $390,000 (“2010 Target”) will be payable provided Executive achieves the Total Synergy Goal (combined amount of Synergy Goals for 2009 and 2010) by the end of 2010. All terms and conditions of the Synergy Bonus will be governed by and subject to the Synergy Bonus Plan, which is attached to this Letter Agreement as Exhibit D.

Notwithstanding the above, the parties agree that the (A) Synergy Bonus described herein shall not be included as part of the compensation or benefits due pursuant to the Employment Agreement and shall not be included for purposes of calculating any other benefits payable to the Executive either under the Employment Agreement or the Change in Control Agreement entered into between Company and Executive and (B) the Synergy Bonus shall not be considered a “Payment” for purposes of Section 7 of the Employment Agreement or Section 11 of the Change in Control Agreement and will not be included in any calculations referenced therein or any Section 280G Gross-up Payment due to you under the Letter Agreement or otherwise.

(4) To the extent relocation to Carlsbad, California is required, the Company shall facilitate Executive’s relocation to Carlsbad, California by providing Executive with the payments and benefits provided under the Company’s standard relocation policy attached hereto as Exhibit H, subject to any modifications made to that policy prior to Executive’s initiation and actual use of benefits under that policy.

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EXHIBIT D

Synergy Bonus Plan

Bonus Objectives: The Synergy Bonus Plan (“Plan”) provides for cash bonuses to be paid to eligible employees and is designed to provide a focused incentive to reduce costs and increase efficiencies and growth related to the acquisition of Applied Biosystems as well as act as an additional retention device over the two-year life of the Plan.

Performance Period: The performance period is from January 1, 2009 through December 31, 2010.

Eligibility for Participation: This plan is limited to a select group of individuals on the senior leadership team who are notified in writing of their eligibility and their individual Synergy Bonus Target and Goals for 2009 and 2010.

Eligibility for Distribution: An employee must meet all of the following criteria in order to be eligible to receive the bonus payment(s), if any:

Employee must achieve the Synergy Goals as defined in this Plan and the individual Schedule provided to the employee.

Employee must be employed on the date the bonus is paid. An employee who voluntarily terminates or is terminated for any reason before the date the bonus is paid is NOT eligible to receive a bonus or any portion thereof.

Provided, however, if an employee is terminated without Cause (as defined in the employee’s Change-in-Control Agreement or the Applied Biosystems’ Executive Severance Pay Policy, as applicable) or if the employee resigns for Good Reason (as defined in the employee’s Change-in-Control Agreement or the Applied Biosystems’ Executive Severance Pay Policy, as applicable, and as modified in the applicable Waiver and Release of Rights Agreement) after the end of the calendar year to which the respective bonus relates but on or before the date the bonus is paid, the employee will remain eligible to receive the respective bonus if Company is able to validate that the Synergy Goal for the calendar year was achieved. Under such circumstance, any such bonus will be calculated and paid pursuant to the Plan Calculation and Payment Dates provision set forth below.

Definitions:

Synergy Goal. The individual (customized) milestones for each eligible employee for 2009 and 2010 will be set forth on a written “Schedule” (and may include goals with respect to Annual Operating Plan (“AOP”), AOP Revenue and AOP Operating Expenses, or other goals.), provided to each individual eligible employee within the first 60 days of calendar year 2009 (and, for 2010, as soon as reasonably practicable, but in no event no later than within the first 60 days of the calendar year 2010).

Total Synergy Goal. The combined Synergy Goal for 2009 and 2010 as set forth on the Schedule provided to the employee.

Synergy Bonus Target: The bonus target for the two year period is the dollar amount set forth on the employee’s individual Schedule. 60% of the Synergy Bonus Target (“2009 Target”) shall be based on achievement of the individual’s 2009 Synergy Goal. 40% of the Synergy Bonus Target (“2010 Target”) shall be based on achievement of the individual’s Total Synergy Goal, which is the combined-Synergy Goals for 2009 and 2010.

Bonus Calculation Formula: The 2009 Target bonus and 2010 Target bonus amounts for each employee will be calculated using the following formula:

If the employee fails to achieve the 2009 Synergy Goal by 12/31/09, the employee will not receive the 2009 Target, but will still be eligible to earn the 2010 Target, provided the employee achieves, in the aggregate the Total Synergy Goal established for both 2009 and 2010 by 12/31/2010. The 2010 Target may be accelerated if the Total Synergy Goal is achieved by 12/31/09, subject to any additional or other performance requirements and conditions, which may include headcount-related goals, set forth in the employee’s individual Schedule.

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Plan Calculation and Payment Dates: The achievement of the Synergy Goals will be calculated and payments, if any, will be made no later than 2 1/2 months after the end of the calendar year in which the respective Synergy Goal is achieved, provided all of the eligibility criteria and prerequisites are met, unless the employee has properly and timely elected to defer the receipt of such bonus pursuant to the terms of the Company’s applicable deferred compensation plans in effect at that time. The timing of any payments shall be compliant with or exempt from Section 409A of the Internal Revenue Code.

Taxes: Any bonus will be subject to applicable local, state and country taxes and other withholdings.

Exclusion from Change-in-Control and Executive Severance Pay Policy Benefits: Notwithstanding the above, to the extent an employee is entitled to any benefits pursuant to the Change-in-Control Agreement or the Executive Severance Pay Policy, as amended, the Synergy Bonus shall not be included in any definition of compensation or benefits in such agreement or policy and any benefits provided pursuant to any such agreement or policy shall not be based on, calculated from, or in any way include any portion of the Synergy Bonus described herein.

Savings (Severability) Clause:

This Plan is intended to be in conformity with all applicable federal, state and local laws and regulations. To the extent any provision is found to be invalid or unenforceable, then such provision will be modified to the extent possible to reflect the Company’s intentions. All remaining provisions of the Plan will remain in full force and effect unless otherwise determined by the Plan Administrator.

At-Will Employment:

Nothing in this Plan is intended to or should be construed to contradict, modify or alter the at-will nature of employee’s employment with Company. Employee’s employment with Company remains at-will, is not for any specified period, and may be terminated at any time, with or without cause or advance notice, by either employee or Company, subject to the terms of any other applicable agreement between the employee and Company. Any change to the at-will employment relationship must be by specific, written agreement signed by the employee and Company’s CEO.

Plan Administration:

The Company reserves the right to review this Plan and to make changes in Plan design, participation, eligibility, prerequisites, calculation, target incentives, funding levels, or any other components or aspects of this Plan at any time and without prior notice.

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The Company further reserves the right to terminate the Plan at any time prior to the end of the Plan Year without prior notice. Notwithstanding the foregoing, however, the Company shall not make material modifications to or eliminate the Plan or the Synergy Goals once they have been communicated in writing to the employee through the respective individual schedule, as it pertains to those employees who are eligible to participate in the Plan in exchange for executing the Limited Waiver and Release of Rights to Terminate for Good Reason Under the Change-in-Control Agreement or the Limited Waiver and Release of Rights to Terminate for Good Reason Under the Executive Severance Pay Policy, as may be applicable.

Human Resources is responsible for administering and interpreting the Plan and maintaining any necessary administrative records.

Interpretation of Plan

The Company retains the exclusive right to interpret the terms of this Plan in its sole and absolute discretion. The interpretation of the Company shall be binding, conclusive and final.

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EXHIBIT E

Severance Plan (Attached)

Form of Release of Claims

RELEASE OF ALL CLAIMS

1. Release

1.1. Employee unconditionally, irrevocably and absolutely releases and discharges Invitrogen Corporation, Life Technologies, Applera Corporation and Applied BioSystems, Inc. (collectively “Company”), and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, including but not limited to Company’s employees, officers, directors, agents, successors and assigns past and present (collectively, “Released Parties”) from all claims related in any way to transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California (or other applicable) Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act (or other similar state act), the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), all claims for reprisal and retaliation under federal and state law; any claims for back pay, front pay, liquidated damages, compensatory and punitive damages, and injunctive relief; and all claims for attorneys’ fees, costs and expenses. However, this general release is not intended to bar or release any claims that, by statute, may not be waived, or any claims for workers’ compensation benefits, unemployment insurance benefits, contractual or statutory indemnity, coverage under any directors and officers liability insurance policy and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

1.2. Employee acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

1.3. Employee declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the releases herein express a full and complete release and, regardless of the adequacy or inadequacy of the consideration, Employee intends the releases herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

1.4. Employee waives his respective rights to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee, or on Employee’s behalf, related in any way to the matters released herein.

1.5. The general release and other provisions contained in this section 1 (the “Release”) and the terms of section 2 below shall become effective immediately upon execution of this Agreement by the parties; provided, however, that to the extent the Release and the terms of section 2 relate to age discrimination under the ADEA they shall not be effective until the Effective Date of this Agreement, as described in Section 11.4 below.

2. Employee expressly acknowledges and agrees that he is waiving all rights under Section 1542 of the California Civil Code. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. Nondisparagement. Employee agrees not to disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of the other Released Parties. In addition, except as required by law, Employee shall not, without the prior written approval of Company’s Board of Directors, make any statements regarding Company or the Released Parties that Employee knows, or reasonably should know, would lead to such statements being publicly disseminated in the media.

4. Confidentiality and Return of Company Property.

4.1. Confidential or Proprietary Information. Employee agrees that Employee will not use, remove from Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities that has not previously been released to the public by an authorized representative of those companies or that has not otherwise become publicly known other than by reason of any violation by the Employee of this Agreement or any Confidentiality Agreement (as defined in section 4.2, below).

4.2. Continuing Obligations. Employee agrees that the Trade Secrets Policy, the Information and Technology Agreement, the Company’s Insider Trading Policy and the surviving provisions of the Change-in-Control Agreement, including but not limited to Sections 15 and 16 on Nondisparagement and Nonsolicitation and Noncompetition, or similar documents, that Employee executed in connection with Employee’s employment and any similar policies and agreements Employee entered into with predecessor or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities (collectively referred to as the “Confidentiality and Covenants Agreements”) shall remain in effect. Employee agrees to continue to comply with the Confidentiality and Covenants Agreements. As applicable: For purposes of Section 7 of the Severance Plan or Section 16 of the Change in Control Agreement regarding limitation of employment, such provision shall apply only to the following companies (and their successor entities): Illumina, Inc., Pacific Biosciences, Roche, BioRad, and Thermo Fisher Scientific.

5. Return of Company Property. By signing this Agreement, Employee represents and warrants that Employee will have returned to Company on or before the Effective Date of this Agreement, all Company and any parent and subsidiary entity, affiliated company, partnership, divisions or other affiliated entity property, including all confidential and proprietary information, as described in the Confidentiality and Covenants Agreements, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same and all digital or electronic files.

6. Nonsolicitation of Company’s Employees. Employee agrees that for a period of one (1) year following Employee’s termination from employment with Company, for any reason, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

7. Cooperation. Due to Employee’s former position with Company, Company may require Employee’s assistance and cooperation with respect to patents, administrative matters, litigation or government agencies or institutions. Accordingly, Employee agrees that should Company request Employee’s assistance with respect to such matters, Employee will fully cooperate and assist Company in responding to and resolving such matters. Company agrees (i) not to make unreasonable requests pursuant to this Section 7, (ii) to take into consideration and take reasonable steps to accommodate the requirements of Employee’s employment situation at the time, and (iii) to pay reasonable costs or expenses incurred by Employee in responding to such requests, including, without limitation, any travel or lodging costs or attorneys’ fees, as determined by Company in its discretion.

8. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have been engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal, administrative or other similar proceeding.

9. No Other Severance Benefits. Employee acknowledges and agrees that the severance payments and benefits provided pursuant to this Agreement between Employee and the Company is in lieu of any other severance benefits for which Employee may be eligible under any other agreement or Company severance plan or practice.

10. If applicable: Indemnification; Insurance; ERISA; and Legal Process. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of the Indemnification Agreement between the Employee and the Company, if applicable, any rights of Employee to indemnification under the By-laws of the Company or applicable state law, any rights of Employee under any insurance policy of the Company, any rights of Employee under any plan of the Company adopted pursuant to the Employee Retirement Income Security Act (ERISA), or any rights of the Employee to enforce the terms of this Agreement or the Change-in-Control Agreement. Nothing in this Agreement is intended to or should be construed to preclude Employee from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena or as otherwise may be required by law.

11. Depending on Employee’s age at time of termination Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose.

11.1. Employee acknowledges and agrees that Employee has read and understands the terms of this Agreement.

11.2. Employee acknowledges that this Agreement advises Employee in writing that Employee should consult with an attorney before executing this Agreement, and that Employee has obtained and considered such legal counsel as Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

11.3. Employee acknowledges that Employee has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Employee understands that, at Employee’s option, Employee may elect not to use the full 21-day period.

11.4. Except as otherwise provided in Section 1.5 above, this Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of all provisions of this Agreement, except for those rights and obligations that become effective upon execution of this Agreement as provided in Section 1.5 above, within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Company’s Senior Vice President of Human Resources by 5:00 p.m. P.S.T. on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this entire Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The severance payments and benefits described in the Change-in-Control Agreement shall become due and payable on or after the eighth day after Employee signs this Agreement provided it has not been revoked, subject to the terms of the Change-in-Control Agreement.

11.5. This Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement.

12. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Delaware.

14. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, Employee’s or its successors, heirs and/or assigns.

15. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach of this Agreement. Each party agrees that in the event an action or proceeding is instituted in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement to the fullest extent permitted by law.

16. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW AND SHALL BE EFFECTIVE AS TO SEPARATE PORTIONS HEREOF ON THE RESPECTIVE DATES SET FORTH ABOVE.

INVITROGEN CORPORATION’S

EXECUTIVE OFFICER SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

I.	INTRODUCTION

Invitrogen Corporation (“Invitrogen”) hereby adopts the Invitrogen Corporation Executive Officer Severance Plan and Summary Plan Description (the “Plan”), to provide severance benefits to eligible executives of Invitrogen whose employment is terminated involuntarily under certain circumstances. The Plan is effective as of February 20, 2006 and supersedes any and all other severance plans, policies or practices, including but not limited to the Invitrogen Corporation Executive Officer Severance Plan and Summary Plan Description, effective November 1, 2004. All benefit determinations under the Plan and interpretation of Plan provisions will be made by Invitrogen (or its designee) in its sole discretion as Plan Administrator. The Plan is described in further detail below.

II.	ELIGIBILITY

Any executive currently working for Invitrogen at the executive officer level (EL-2 and above) whose employment is terminated involuntarily is eligible for severance benefits described in Section III of this Plan, PROVIDED each of the following requirements is met:

1. The termination of employment is involuntary. The termination is involuntary if initiated by Invitrogen.

2. The termination is not due to retirement, death or disability of the executive.

3. The termination of employment is not for “cause” (as defined below). Employment is terminated involuntarily if the termination action is initiated by Invitrogen and is not for cause. For purposes of the Plan, “cause” shall mean the following:

a. Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the executive with respect to his/her obligations or otherwise relating to the business of Invitrogen, its affiliates or customers;

b. The executive’s material breach of the Information and Technology Agreement;

c. The executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or

d. The executive’s willful neglect of duties as determined in the sole and exclusive discretion of Invitrogen.

Invitrogen, as Plan Administrator, will, in its sole discretion, determine if a termination of employment is for “cause.”

4. The executive is not a temporary employee or a new hire who has not yet started to work on a regular, full-time or part-time basis.

5. The executive is not covered under any other severance-type plan, policy, arrangement or agreement that provides severance payments and benefits more favorable in the aggregate to those provided herein. If any such plan, policy, arrangement or agreement exists, the executive will receive payments and benefits pursuant to that plan, policy, arrangement or agreement and shall not receive any of the severance payments and benefits described herein. If the severance payments and benefits provided under any other severance-type plan, policy, arrangement or agreement are less favorable in the aggregate than the severance payments and benefits described in this Plan, than the executive will be eligible for the severance payments and benefits described herein, provided that all of the remainder of the eligibility requirements are met. In no case, will the executive receive severance payments and benefits under any other such severance-type plan, policy, arrangement or agreement and this Plan.

6. The executive has not agreed in writing to waive severance benefits under this Plan or otherwise payable from Invitrogen.

7. The executive signs and does not revoke a Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) in a form acceptable to Invitrogen. Such Separation Agreement provides for a full, general release of all claims, known and unknown, suspected and unsuspected, by the eligible executive, as well as agreements pertaining to nondisparagement, confidentiality, return of Invitrogen property, among other provisions and may contain, at Invitrogen’s sole and absolute discretion, a 12-month covenant not to compete and a 12-month nonsolicitation of customers and/or employees provision, all of which shall be drafted to comply with applicable governing law.

8. The executive has returned all Invitrogen property and equipment.

A terminated executive must satisfy all of the requirements set forth above in order to receive severance benefits under the Plan. Eligibility for severance benefits under the Plan will be determined by Invitrogen upon an eligible executive’s termination of employment. Invitrogen has full power and authority to interpret the provisions of the Plan and render decisions on eligibility for benefits. If Invitrogen determines that an eligible executive satisfies all of the eligibility conditions described above, the executive will receive severance benefits calculated in accordance with Section III below. The severance benefits will be paid following the eligible executive’s termination of employment in accordance with the terms set forth below and in the Separation Agreement.

III.	SEVERANCE BENEFITS

A. Severance Pay and Benefits. The following severance pay and benefits are payable under this Plan:

1. Severance Pay. The amount of severance pay provided to an eligible involuntarily terminated executive under this Plan is twelve (12) months of base salary.

The amount of severance payable to an eligible executive shall be based upon the executive’s regular weekly base salary in effect immediately before his/her termination of employment. The weekly salary shall be determined without regard to any overtime, bonuses, fringe benefits, reimbursements or other irregular payments.

Severance will be paid in accordance with one of the following two payment schedules, to be determined by Invitrogen at its discretion at the time of the executive’s termination:

(a) over time in accordance with Invitrogen’s regular payroll practices, provided that all such payments are made by March 15 of the year following the year in which the termination occurs; or

(b) all severance payments will be delayed six (6) months from the date of termination, at which time a lump sum payment equal to six (6) months of the executive’s base salary, plus an interest payment calculated using the six-month Libor rate, will be made. The remaining severance payments (equal to six (6) months of the executive’s base salary) will be made thereafter in accordance with Invitrogen’s regular payroll practices.

2. Incentive Bonus. The executive will receive his/her target incentive bonus under Invitrogen’s Incentive Compensation Plan (“ICP”) for the year in which the termination occurred, prorated to the date of termination, payable in a lump sum within thirty (30) days of the date of termination if the executive is paid severance according to the schedule described in section III.A.1.a or in six months if the executive is paid severance according to the schedule described in section III.A.1.b. An incentive payment made after six months will include an interest payment calculated using the six-month Libor rate.

3. Outplacement Services. Invitrogen will provide nine (9) months of outplacement assistance through a designated service provider to eligible executives. In no event shall an eligible executive receive cash or other severance benefits in lieu of outplacement assistance.

4. Continuation of Group Health Insurance Coverage. Invitrogen will also pay for the monthly premiums required to continue an eligible executive’s group health insurance coverage for a period of twelve (12) months. Continuation of group health insurance coverage will be on the same terms as during the executive’s employment, provided the executive elects to continue such benefits and remains eligible to receive such benefits in accordance with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If an eligible executive’s group health insurance coverage included his/her dependents immediately prior to the executive’s Separation Date, such dependents shall also be covered at Invitrogen’s expense.

All severance payments and benefits will be made less applicable taxes and withholdings.

B. No Separate Fund. All severance benefits payable under the Plan are payable from Invitrogen’s general assets. There is no separate trust or fund established for the payment of severance benefits under the Plan. All amounts shall be less all appropriate deductions, including federal, state and local withholding taxes.

C. Additional Benefits. Invitrogen reserves the right to pay benefits in addition to those required by the Plan based on special circumstances. Each exception will be considered unique and not precedent-setting. Payment of additional amounts or provision of additional benefits will be subject to such terms and conditions as Invitrogen may determine. All such determinations shall be made by Invitrogen in its sole and absolute discretion.

IV.	CLAIMS PROCEDURE

Severance benefits under this Plan will automatically be paid to executives who qualify for such benefits. An executive who believes that he or she is entitled to severance benefits under this Plan that have not been provided should file a claim with Invitrogen’s Human Resources Department. The claim must be in writing. If the claim is denied, written notice of the denial will be provided within 90 days (180 days if additional processing time is required) of the initial receipt of the claim. Such notice will include an explanation of the factors on which the denial is based (including specific reasons for the denial and specific references to plan provisions) and what, if any, additional information is needed to support the claim or to request a review of the decision. Further review of the claim and access to relevant plan information may be obtained by filing a written request for review with the Human Resources Department within 60 days of receiving the denial. The decision on review will be made no later than 60 days (120 days if additional processing time is required) after the request for review is received and shall contain an explanation of the right to file suit under ERISA Section 502(a) with respect to a claim denied upon such review.

V.	STATEMENT OF RIGHTS UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 (“ERISA”)

The Plan is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The following statement is required by ERISA:

ERISA provides that all employees who may become eligible for benefits under the Plan shall be entitled to:

1.	Examine, without charge, at Invitrogen’s offices all documents relating to the Plan.

2.	Obtain copies of all documents relating to the Plan upon written request. A reasonable charge may be imposed for the copies.

In addition to creating rights for employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. These people, called “fiduciaries” of the plan, have a duty to act prudently and in the interest of all employees. No one, including Invitrogen, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have Invitrogen review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from Invitrogen and do not receive them within 30 days, you may file a suit in federal court and the court may require Invitrogen to provide the materials and pay you a penalty of up to $110 per day until you receive the materials, unless the materials were not sent because of reasons beyond the control of Invitrogen. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. If you have any questions about the Plan, you should contact Invitrogen (Human Resources). If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, NW, Washington, DC 20210.

VI.	AMENDMENT AND TERMINATION

Invitrogen, by action of its Board of Directors or by action of any committee appointed by the Board to administer the Plan, reserves the right to terminate or amend the Plan at any time and in any manner in its sole discretion. No executive shall have any vested interest in severance benefits payable under this Plan prior to satisfying all of the terms and conditions for payment of benefits under this Plan.

VII.	EMPLOYMENT RIGHTS

Nothing in this Plan shall have any effect on Invitrogen’s right to terminate an executive, with or without cause, at any time (subject to the terms of any written employment contract between the executive and Invitrogen). The payment of severance benefits under this Plan does not extend an executive’s term of employment.

VIII.	NONALIENATION OF BENEFITS

No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any eligible executive or subject to any legal process for the payment of any claim against an eligible executive.

IX.	GOVERNING LAW

This Plan shall be governed by and construed in accordance with the laws of the State of California to the extent such laws are not preempted by ERISA.

X.	GENERAL INFORMATION

Employer and Plan Administrator Name:	Invitrogen Corporation
1600 Faraday Avenue Carlsbad, California 92008

Employer Identification Number:	33 037 3077

Plan Number:	10011

Type of Plan:	The Plan is an unfunded welfare benefit plan providing severance benefits

Agent For Service of Process:	Corporate Creations International Inc. 11380 Prosperity Farms Road #221E Palm Beach Gardens, Florida 33410

Plan Year:	Calendar

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EXHIBIT F

Change in Control Agreement

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into by and between INVITROGEN CORPORATION, a Delaware Corporation (the “Company”), and [insert Executive’s name], an individual (the “Executive”), dated as of [insert date].

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 2(a) of this Agreement).

WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Certain Definitions.

(a) The “Effective Date” shall be the first date during the Change in Control Period (as defined in Section 1(b) of this Agreement) on which a Change in Control occurs; provided that the Executive is employed on that date. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which a Change in Control occurs, and it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control, or (ii) otherwise arose in connection with or anticipation of the Change in Control, then, for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.

(b) The “Change in Control Period” is the period commencing on the date hereof and ending on the second (2nd) anniversary of such date; provided, however, that commencing on the date one (1) year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change in Control Period shall be automatically extended so as to terminate two (2) years from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give written notice to the Executive that the Change in Control Period shall not be so extended.

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2. Change in Control. For the purpose of this Agreement:

(a) “Change in Control” shall mean:

(i) Any acquisition or series of acquisitions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that (A) any acquisition by the Company, or any of its subsidiaries, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (C) any acquisition or series of acquisitions which results in any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the Outstanding Company Common Stock and while such a beneficial owner such individual, entity or group does not exercise the voting power of his, her or its Outstanding Company Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Company and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Company Common Stock necessary to reduce his, her or its beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Company Common Stock to below 50%, as the case may be, shall not constitute a Change in Control; or

(ii) Individuals who as of [insert new date], constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to [insert new date], whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company; or

(iii) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or of the sale or other disposition of all or substantially all of the assets of the Company, or of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation.

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Anything in this Agreement to the contrary notwithstanding, “Change in Control” shall not mean that certain acquisition of Applera Corporation by the Company , as more particularly described in that certain Agreement and Plan of Merger, dated June 11, 2008, by and among the Company, Applera Corporation and Atom Acquisition, LLC.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending at the end of the twenty-fourth (24th) month period following the Effective Date (the “Employment Period”).

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive shall perform those duties of the Executive’s position as may be assigned from time to time by the Company’s Chief Executive Officer, and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than fifty (50) miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and any of its parent and subsidiary entities, affiliated companies, partnerships, divisions and other affiliated entities, as determined by Company, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to the highest annualized (for any year with respect to which the Executive has been employed by the Company for less than twelve (12) full months) base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the three (3) years immediately preceding the Effective Date. During the Employment Period, the Annual Base Salary may be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business

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to other peer executives of the Company and its affiliated companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to the Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s annual incentive compensation plan (“Annual Bonus”), subject to the applicable terms and conditions of such plan.

(iii) Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive (including, but not limited to, long-term incentive bonus), savings and retirement plans, practices, policies and programs generally applicable to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary notwithstanding, the Company retains the right to modify or eliminate such plans prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of plans generally applicable to the Executive’s peers.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary notwithstanding, the Company retains the right to modify or eliminate such plans prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of plans generally applicable to the Executive’s peers.

(v) Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures generally provided to other peer executives of the Company and its affiliated companies. Such reimbursements shall be paid in accordance with the Company’s reimbursement policies and practices; provided, however, that such reimbursements shall (A) be paid no later than the last day of the Executive’s tax year following the tax year in which the expense was incurred, (B) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (C) not be subject to liquidation or exchange for another benefit.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company generally provided to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary

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notwithstanding, the Company retains the right to modify or eliminate such benefits prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of benefits generally applicable to the Executive’s peers.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing generally provided to other peer executives of the Company and its affiliated companies.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies, as applicable to Executive, in effect for the Executive at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies; provided, however, anything in this Agreement to the contrary notwithstanding, the Company retains the right to modify or eliminate such plans prospectively, upon notice to the Executive, so long as such modification or elimination is made as part of, and is generally consistent with, the modification or elimination of plans generally applicable to the Executive’s peers.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice (in accordance with Section 19(b) of this Agreement) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30 th) day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause (as defined below) only in accordance with the provisions set forth herein.

(i) For purposes of this Agreement, “Cause” means (A) repeated violations by the Executive of the Executive’s material responsibilities and material duties under Section 4(a) of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written

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notice from the Company, (B) commission of an intentional act of fraud, embezzlement or theft by the Executive in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, (C) violation of any law, regulation, or rule applicable to the Company’s or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities’ business or reputation, including, without limitation, securities laws, (D) causing intentional wrongful damage to property of the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, (E) intentionally and wrongfully disclosing secret processes or confidential information of the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, (F) conviction of, or plea of nolo contendere to, a felony, which conviction or plea materially harms the business or reputation of the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, or (G) participating, without the Company’s express written consent, in the management of any business enterprise which engages in substantial and direct competition with the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities; provided that in the case of clauses (A) through (F), any such act or omission shall have been materially harmful to the Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities.

(ii) The Company may not terminate the Executive’s employment for Cause under clause (C), (D), or (E) of such definition set forth above unless: (a) the Company provides the Executive with written notice of its intent to terminate the Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration; (b) within thirty (30) days after the date such notice is provided, the Executive shall have a reasonable opportunity to appear before the Board, with or without legal representation, at the Executive’s election and at the Executive’s expense, to present arguments and evidence on his own behalf to defend such act or acts, or failure to act, and, if, as determined by the Board, such act or failure to act is correctable, the Executive shall be given thirty (30) days after such meeting to correct such act or failure to act; and (c) following presentation to the Board as provided in clause (b) above or the Executive’s failure to appear before the Board at a date and time specified in the notice and, following expiration of the thirty (30) day period in which to correct such acts or failures to act that the Board has determined are correctable, the Executive may be terminated for Cause only if (1) the Board, by an affirmative vote of a majority of its members (excluding the Executive and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate the Executive for Cause), determines that the acts or failures to act of the Executive specified in the notice occurred and remained uncorrected, and the Executive’s employment should accordingly be terminated for Cause; and (2) the Board provides the Executive with a written determination setting forth in specific detail the basis of such termination of employment which are consistent with the reasons set forth in the notice.

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(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” means:

(i) a substantial diminution in the Executive’s position, authority, duties and responsibilities which, when measured in the aggregate, are inconsistent with the position the Executive held immediately prior to the Change in Control. Changes only to the Executive’s reporting relationships, level of reporting relationships, and/or title shall not alone establish Good Reason. Additionally, any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall not be considered when making a determination of whether Good Reason exists;

(ii) a reduction of the Executive’s Base Salary and annual incentive compensation plan individual target percentage in place immediately prior to the Change in Control, excluding any isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive;

(iii) a failure by the Company to comply with Subsections 4(b)(iii)-(viii) of this Agreement. Any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive shall not be considered when making a determination of whether Good Reason exists;

(iv) the Company requiring the Executive to be based at any office or location more than fifty (50) miles from such office or location where the Executive was based immediately prior to the Change in Control, or requiring a material increase in the travel duties of the Executive in the course of discharging responsibilities or duties which is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the Change in Control;

(v) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi) any failure by any successor to the Company to comply with and satisfy 18(c) of this Agreement; provided that such successor has received at least ten (10) days prior written notice from the Company or the Executive of the requirements of Section 18(c) of this Agreement.

(d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 19(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 5(e) of this Agreement) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

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(e) Date of Termination. For purposes of this Agreement, “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6. Obligations of the Company upon Termination.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations: (i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (ii) payment of the product of (x) the Annual Bonus and any long-term incentive bonus paid, guaranteed to be paid, or payable but for any deferral (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve (12) full months) to the Executive for the most recently completed fiscal year during the Employment Period, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty five (365); (iii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company; (iv) payment of any earned or guaranteed Annual Bonus, long-term incentive bonus or other incentive compensation payments attributable to prior fiscal years to the extent not theretofore paid; and (v) payment for any substantiated business and relocation expenses incurred by the Executive to the extent not theretofore reimbursed (the amounts described in clauses (i) through (v) above are hereafter referred to as “Accrued Obligations”). All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided generally by the Company and any of its affiliated companies to surviving families of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect generally with respect to other peer executives and their families at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family as in effect on the date of the Executive’s death generally with respect to other peer executives of the Company and its affiliated companies and their families.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

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Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its affiliated companies to disabled peer executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter through the Date of Termination generally with respect to other peer executives of the Company and its affiliated companies and their families.

(c) Cause. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

(d) Good Reason or Termination Without Cause. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall terminate employment under this Agreement for Good Reason:

(i) the Company shall pay to the Executive the aggregate of the following amounts, such amounts to be payable by the Company in a lump sum in cash within thirty (30) days of the Date of termination:

A. All Accrued Obligations; and

B. 2.0 times the sum of the Executive’s Annual Base Salary and the higher of either (i) the average annualized (for any year with respect to which the Executive has been employed by the Company for less than twelve (12) full months) bonus paid, or payable but for any deferral to the Executive by the Company and its affiliated companies under the Company’s deferred compensation arrangements, in respect of the three (3) years or lesser number of years during which the Executive has been employed by the Company immediately preceding the Effective Date, or (ii) the targeted annual bonus payable to the Executive pursuant to the Company’s annual incentive compensation plan for the fiscal year in which the Date of Termination occurs (assuming one hundred percent (100%) achievement of the Company performance factor and one hundred percent (100%) achievement of the Executive’s personal performance factor); and

C. Any guaranteed or targeted long-term incentive bonus that would have been payable within two (2) years of the Date of Termination; and

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D. An amount equal to that portion, if any, of the Company’s contribution to the Executive’s 401(k), savings or other similar individual account plan which is not vested as of the Date of Termination (the “Unvested Company Contribution”), plus an amount which when added to the Unvested Company Contribution would be sufficient after federal, state and local income taxes (based on the tax returns filed by the Executive most recently prior to the Date of Termination) to enable the Executive to net an amount equal to the Unvested Company Contribution; and

(ii) the Company shall pay the Executive up to $25,000 for executive outplacement services utilized by the Executive upon the receipt by the Company of written receipts or other appropriate documentation; and

(iii) for the remainder of the Employment Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits at the Company’s expense to the Executive and, where applicable, the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies generally applicable to other peer executives and their families during the ninety (90) day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes employed elsewhere during the Employment Period and is thereby afforded comparable insurance and welfare benefits to those described in Section 4(b)(iv) of this Agreement, the Company’s obligation to continue providing the Executive with such benefits shall cease or be correspondingly reduced, as the case may be. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; and

(iv) all outstanding stock options, shares of restricted stock and other equity based awards held by the Executive pursuant to any Company stock option plan, stock option agreement, restricted stock agreement or other agreement shall immediately become vested and exercisable as to all or any part of the shares covered thereby, with the Executive being able to exercise his stock options within a period of twelve (12) months following the Date of Termination or such longer period as may be permitted under the Executive’s stock option agreements; and

(v) the Company shall make its best efforts to require the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), to either assume the Company’s rights and obligations under any Company stock option plan, stock option agreement or restricted stock agreement or substitute for outstanding options or restricted shares substantially equivalent options or restricted shares of the Acquiring Corporation’s stock. For this purpose, a stock option or restricted share shall be deemed assumed if, following the Change in Control, the stock option or restricted share confers the right to receive in accordance with its terms and conditions, for each share of

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the Company stock subject to a stock option agreement or restricted stock agreement immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of the Company stock on the effective date of the Change in Control was entitled; and

(vi) if, in the calendar year in which occurs the Date of Termination or in the immediately preceding calendar year, the Executive had relocated the Executive’s primary residence from one location (the “Point of Origin”) to its location at the Date of Termination at the request of the Company, then any relocation expenses that are actually incurred in the twelve (12) month period immediately following the Date of Termination by the Executive in moving the Executive’s primary residence and personal property to any location shall be reimbursed by the Company, to the extent such expenses do not exceed the cost of relocating the Executive’s primary residence and personal property to the Point of Origin; provided that such expenses are substantiated by means of written receipts. The cost of relocating the Executive’s primary residence and personal property to the Point of Origin shall be determined by averaging estimates obtained by the Company in writing from three (3) reputable moving companies, selected by the Company in good faith. It shall be the obligation of the Executive to notify the Company in advance of any such relocation so that such estimates may be obtained.

The amounts required to be paid under this Section 6(d) shall be reduced by any other amount of severance (i.e., relating solely to salary or bonus continuation or actual or deemed pension or insurance continuation) received by the Executive upon such termination of employment under any severance plan, policy or arrangement of the Company applicable to the Executive or a group of employees of the Company, including the Executive, and applicable without regard to the occurrence of a Change in Control prior to such termination of employment.

(e) Any payments made pursuant to this Section 6 shall be less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

7. No-Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for under this Agreement be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or by retirement benefits.

8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

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9. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, except as provided in the last sentence of Section 6(d) of this Agreement, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur, including the costs and expenses of any arbitration proceeding, as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”); provided that the Executive’s claim is not determined by a court of competent jurisdiction or an arbitrator to be frivolous or otherwise entirely without merit.

10. Release. In order to be eligible to receive any benefits under Section 6 of this Agreement, the Executive must execute a general release in which the Executive, on behalf of the Executive, his or her heirs, personal representatives or successors and assigns, fully and unconditionally releases and discharges all claims and causes of action against the Company, its officers, employees, parent and subsidiary entities, affiliated companies, divisions and other affiliated entities, in a form acceptable to the Company, which will contain provisions substantially similar to those included on the form attached as Exhibit 1.

11. Certain Additional Payments by the Company.

(a) Gross-Up Payment Amount. Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid, payable, distributed or distributable pursuant to this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Determinations. Subject to the provisions of Section 11(c) of this Agreement, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm of national standing reasonably selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) business days of the receipt of written notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant

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to this Section 11, shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm’s determination and calculations. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) of this Agreement and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) Internal Revenue Service Claim or Audit. The Executive shall notify the Company in writing of any claim or audit by the Internal Revenue Service that, if successful, could reasonably require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any

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permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, to the extent permitted by applicable law, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled in his sole discretion to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) Refunds. If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c) of this Agreement, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of such Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c) of this Agreement, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Timing of Payments. All payment pursuant to this Section 11 must be made by the end of the taxable year next following the taxable year in which the Executive remits any taxes associated with the provisions of this Section 11.

12. Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) shall be paid unless and until the Executive has incurred a “separation from service” within the meaning of Section 409A. Further, to the extent that the Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is the first (1st) day of the seventh (7th) month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this Section 12, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

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(b) The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. The Company and the Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to the Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

13. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret and/or confidential information, knowledge and/or data relating to the Company and/or any of its parent and subsidiary entities, divisions and affiliated companies, partnerships and other affiliated entities and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In addition, to the extent that the Executive is a party to any other agreement relating to confidential information, inventions or similar matters with the Company, the Executive shall continue to comply with the provisions of such agreements. In no event shall an asserted violation of the provisions of this Section 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

14. Public Announcements. The Executive shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Company or any of its parent or subsidiary entities, divisions or affiliated companies, partnerships or other affiliated entities, this Agreement or the transactions contemplated hereby, and the Executive shall not issue any such press release or make any such public statement without the prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.

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15. Nondisparagement and Nonsolicitation. Excluding any action in furtherance of, or to enforce, the terms of this Agreement, the Executive agrees that he will not at any time in the future take any action detrimental to the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, nor make any critical or disparaging statements about the Company or any of its parent or subsidiary entities, divisions or affiliated companies, partnerships, other affiliated entities, its or their services or products, past and present officers, directors or employees, unless such statements are made truthfully in response to a subpoena or other legal process. For a period of one (1) year after the Date of Termination, the Executive shall not, on behalf of himself or any other person or entity, either directly or indirectly, solicit, or attempt to solicit anyone who now is, or subsequently becomes, an employee of or consultant to the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities to work for or provide business to any other person or entity or to terminate or diminish such person or entity’s employment or consulting relationship with the Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities.

16. Noncompete and Nonsolicitation of Customers. Executive agrees that a prerequisite to and a condition of receiving any benefits under this Agreement is that Executive enter into and comply with an agreement (in a form acceptable to Company and drafted in accordance with applicable law), which provides that for a period of one (1) year after the Date of Termination, the Executive shall not, either directly or indirectly, through an affiliated or controlled entity or person, on Executive’s own behalf or as an employee, partner, consultant, principal, agent or otherwise in any other capacity (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation), (a) own, manage, operate, finance, control, invest in, participate or engage in, work for, render services or advice to, or devote any material endeavor or effort to, a person or an entity engaged in a business which is in competition with the business of Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities or (b) solicit Company’s or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities’ customers.

17. Entire Agreement; Amendment. This Agreement contains all of the terms agreed upon between the Executive and the Company with respect to the subject matter hereof between the Executive and the Company with respect to the matters contemplated in this Agreement (except for any understandings or agreements reflected in a separate non-competition, confidentiality, invention or other similar agreement or agreements between the Company and the Executive). Without limiting the effect of the foregoing, the Executive agrees that this Agreement satisfies any rights he may have had under any prior understanding or agreement between the Executive and the Company with respect to the subject matters described therein. The Executive and the Company agree that no term, provision or condition of this Agreement shall be held to be altered, amended, changed or waived in any respect except as evidenced by written agreement of the Executive and the Company.

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18. Arbitration and Equitable Relief.

(a) Except as provided in Section 17(d) of this Agreement, the Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be resolved by arbitration to be held at a location within thirty (30) miles of the Company’s principal executive offices in California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator will apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law. The Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c) The Company will pay the direct costs and expenses of the arbitration. The Company and Executive each will separately pay its counsel fees and expenses; provided, however, the Company shall reimburse the Executive for his reasonable costs (including, without limitation, attorneys’ fees) incurred if the Executive succeeds on the merits with respect to a material breach of this Agreement at any such arbitration, including enforcing any judgment entered on an arbitrator’s decision.

(d) The Company may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of any other employment, incentive, compensation, stock option or other similar arrangement, without breach of this Section 17 and without abridgement of the powers of the arbitrator.

(e) Nothing contained in this Section 17 shall prevent the Executive and the Company from settling any dispute by mutual agreement at any time.

(f) THE EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 17, WHICH DISCUSSES ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.

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19. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Delaware.

20. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

21. Miscellaneous.

(a) Unless otherwise specified, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[insert name and address]

If to the Company:

Invitrogen Corporation

5791 Van Allen Way

Carlsbad, CA 92008

(ATTN: General Counsel)

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or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof in any particular instance shall not be deemed to be a waiver of such provision or any other provision thereof.

IN WITNESS WHEREOF, the Executive has hereunto set his or her hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first written above.

INVITROGEN CORPORATION

By:
[insert name of Executive]		[insert name and title of Company Representative]

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Exhibit 1

Provisions to be Included in General Release Agreement

1. General Release

1.1. Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Released Parties”) from: all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment with Company, and all other losses, liabilities, claims, charges, demands and causes of action, known and unknown, suspected and unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state and federal law, including, but not limited to, alleged violations of the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), all claims for reprisal and retaliation under federal and state law; any claims for back pay, front pay, liquidated damages, compensatory and punitive damages, and injunctive relief; and all claims for attorneys’ fees, costs and expenses. However, this general release is not intended to bar or release any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.

1.2. Executive acknowledges and agrees that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

1.3. Executive declares and represents that Executive intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims, known and unknown, suspected and unsuspected and, regardless of the adequacy or inadequacy of the consideration, Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

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1.4. Executive waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive, or on Executive’s behalf, related in any way to the matters released herein.

1.5. The general release and other provisions contained in this section 1 (the “Release”) and the terms of section 2 below shall become effective immediately upon execution of this Agreement by the parties; provided, however, that to the extent the Release and the terms of section 2 relate to age discrimination under the ADEA they shall not be effective until the Effective Date of this Agreement, as described in Section 11.4 below.

2. [If applicable: California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that Executive is waiving all rights under Section 1542 of the California Civil Code. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.]

3. Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or the Released Parties in any court or with any governmental agency. Executive further agrees that, to the fullest extent permitted by law, Executive will not prosecute, nor allow to be prosecuted on Executive’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of Executive that with the execution of this release, the Company and the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein.

4. Nondisparagement. Executive agrees not to disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of the other Released Parties. In addition, except as required by law, Executive shall not, without the prior written approval of Company’s Board of Directors, make any statements regarding Company or the Released Parties that Executive knows, or reasonably should know, would lead to such statements being publicly disseminated in the media.

5. Confidentiality and Return of Company Property.

5.1. Confidential or Proprietary Information. Executive agrees that Executive will not use, remove from Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any of its parent and subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in

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progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company or any of its parent or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities that has not previously been released to the public by an authorized representative of those companies or that has not otherwise become publicly known other than by reason of any violation by the Executive of this Agreement or any Confidentiality Agreement (as defined in section 5.2, below).

5.2. Continuing Obligations. Executive agrees that the Trade Secrets Policy, the Information and Technology Agreement, the Company’s Insider Trading Policy and the surviving provisions of the Change-in-Control Agreement, including but not limited to Section 15 on Nondisparagement and Nonsolicitation, that Executive executed in connection with Executive’s employment and any similar policies and agreements Executive entered into with predecessor or subsidiary entities, affiliated companies, partnerships, divisions or other affiliated entities (collectively referred to as the “Confidentiality and Covenants Agreements”) shall remain in effect. Executive agrees to continue to comply with the Confidentiality and Covenants Agreements.

5.3. Return of Company Property. By signing this Agreement, Executive represents and warrants that Executive will have returned to Company on or before the Effective Date of this Agreement, all Company and any parent and subsidiary entity, affiliated company, partnership, divisions or other affiliated entity property, including all confidential and proprietary information, as described in the Confidentiality and Covenants Agreements, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same and all digital or electronic files.

6. Cooperation. Due to Executive’s former position with Company, Company may require Executive’s assistance and cooperation with respect to patents, administrative matters, litigation or government agencies or institutions. Accordingly, Executive agrees that should Company request Executive’s assistance with respect to such matters, Executive will fully cooperate and assist Company in responding to and resolving such matters. Company agrees (i) not to make unreasonable requests pursuant to this Section 6, (ii) to take into consideration and take reasonable steps to accommodate the requirements of Executive’s employment situation at the time, and (iii) to pay reasonable costs or expenses incurred by Executive in responding to such requests, including, without limitation, any travel or lodging costs or attorneys’ fees, as determined by Company in its discretion.

7. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have been engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal, administrative or other similar proceeding.

8. No Other Severance Benefits. Executive acknowledges and agrees that the severance payments and benefits provided pursuant to this Agreement between Executive and the Company is in lieu of any other severance benefits for which Executive may be eligible under any other agreement or Company severance plan or practice.

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9. [If applicable: Indemnification; Insurance; ERISA; and Legal Process. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of the Indemnification Agreement between the Executive and the Company, if applicable, any rights of Executive to indemnification under the By-laws of the Company or applicable state law, any rights of Executive under any insurance policy of the Company, any rights of Executive under any plan of the Company adopted pursuant to the Employee Retirement Income Security Act (ERISA), or any rights of the Executive to enforce the terms of this Agreement or the Change-in-Control Agreement. Nothing in this Agreement is intended to or should be construed to preclude Executive from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena or as otherwise may be required by law.]

10. [Depending on Executive’s age at time of termination] Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

10.1. Executive acknowledges and agrees that Executive has read and understands the terms of this Agreement.

10.2. Executive acknowledges that this Agreement advises Executive in writing that Executive should consult with an attorney before executing this Agreement, and that Executive has obtained and considered such legal counsel as Executive deems necessary, such that Executive is entering into this Agreement freely, knowingly, and voluntarily.

10.3. Executive acknowledges that Executive has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Executive understands that, at Executive’s option, Executive may elect not to use the full 21-day period.

10.4. Except as otherwise provided in Section 1.5 above, this Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement. In other words, Executive may revoke Executive’s acceptance of all provisions of this Agreement, except for those rights and obligations that become effective upon execution of this Agreement as provided in Section 1.5 above, within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by Company’s Senior Vice President of Human Resources by 5:00 p.m. P.S.T. on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this entire Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The severance payments and benefits described in the Change-in-Control Agreement shall become due and payable on or after the eighth day after Executive signs this Agreement provided it has not been revoked, subject to the terms of the Change-in-Control Agreement.

10.5. This Agreement does not waive or release any rights or claims that Executive may have under the ADEA that arise after the execution of this Agreement.

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11. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Delaware.

13. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, Executive’s or its successors, heirs and/or assigns.

14. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach of this Agreement. Each party agrees that in the event an action or proceeding is instituted in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement to the fullest extent permitted by law.

15. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

16. THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW AND SHALL BE EFFECTIVE AS TO SEPARATE PORTIONS HEREOF ON THE RESPECTIVE DATES SET FORTH ABOVE.

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EXHIBIT G

Applera SERP

APPLERA CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective as of December 31, 2005

(Amended and Restated as of August 28, 2006)

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION		1
1.1	Establishment of Plan	1
1.2	Purpose of the Plan	1

ARTICLE 2. DEFINITIONS		2
2.1	Definitions	2
2.2	Number and Gender	5

ARTICLE 3. PARTICIPATION AND SERVICE		6
3.1	General	6
3.2	Commencement of Participation	6
3.3	Duration; Rehire	6
3.4	Benefit Service	6
3.5	Vesting Service	6

ARTICLE 4. AMOUNT OF BENEFITS		7
4.1	Accrued Benefit	7
4.2	Rehired Individuals	8
4.3	Vesting	8
4.4	Forfeiture	9
4.5	Benefit Adjustment for Specified Employees	9

ARTICLE 5. PAYMENT OF BENEFITS; DISABILITY AND DEATH BENEFITS		10
5.1	Automatic Form of Benefit Payment	10
5.2	Optional Forms of Payment	10
5.3	Automatic Time of Benefit Payment	11
5.4	Optional Time of Benefit Payment	11
5.5	Manner and Time of Elections	11
5.6	Rules Applicable to Change in Elections	12
5.7	Disability Benefit	13
5.8	Death Benefits	13
5.9	Beneficiary Designation	14
5.10	Erroneous Payments	15
5.11	Rehire	15

ARTICLE 6. SOURCE OF PAYMENTS		16
6.1	Company Obligations and Source of Payments	16
6.2	“Rabbi” Trust	16

ARTICLE 7. ADMINISTRATION		17
7.1	Committee	17
7.2	Procedures for Requesting Benefit Payments; Claims Procedures	18

ARTICLE 8. AMENDMENT AND TERMINATION		19
8.1	Amendment of the Plan	19
8.2	Termination of the Plan	19

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ARTICLE 9. MISCELLANEOUS PROVISIONS		20
9.1	Employment Rights	20
9.2	No Examination or Accounting	20
9.3	Records Conclusive	20
9.4	Severability	20
9.5	Counterparts	20
9.6	Taxes	20
9.7	Binding Effect	21
9.8	Assignment	21
9.9	Incapacity	21
9.10	Unsecured Creditor	22
9.11	Notice	22
9.12	Benefits Not Salary	22
9.13	Captions	22
9.14	Governing Law	22
9.15	Addresses	22

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ARTICLE 1. INTRODUCTION

1.1	Establishment of Plan

Applera Corporation (the “Company”) established the Applera Corporation Supplemental Executive Retirement Plan (the “Plan”), effective as of December 31, 2005. The Plan is amended and restated effective as of August 28, 2006.

1.2	Purpose of the Plan

The purpose of this Plan is to provide supplemental nonqualified retirement benefits for a select group of senior management or highly compensated employees of the Company. Payments under the Plan will be made from the general assets of the Company or from the assets of a Trust, if any, established as part of the Plan. It is intended that the Plan remain at all times an unfunded deferred compensation plan for purposes of Title I of ERISA and that the Trust, if any, will constitute a grantor trust under Sections 671 through 679 of the Code. Until paid, any and all assets of any vehicle used for payment of benefits under this Plan will remain owned by the Company, subject to the claims of its general creditors in the event of the Company’s insolvency.

The Plan and Trust are intended to comply with all applicable requirements of Section 409A of the Code as well with any regulations and other guidance issued thereunder. Notwithstanding any other provisions in the Plan to the contrary, this Plan shall be interpreted for all purposes and operated to the extent necessary to comply with these requirements.

ARTICLE 2. DEFINITIONS

2.1	Definitions

Whenever used in this Plan, the following words and phrases will have the meanings set forth below unless a different meaning is expressly provided or plainly required by the context:

(a) “Accrued Benefit” means the amount payable to a Participant as a single life annuity at his Normal Retirement Date pursuant to Section 4.1 of the Plan.

(b) “Actuarial Equivalent” means a benefit having the same value as the benefit for which it is substituted. For purposes of determining the Actuarial Equivalent of any benefit as provided for under this Plan, except the Lump Sum Option, the Deferred Lump Sum Option described in Section 5.2, and for Section 5.8 determinations respectively, the following factors will apply: Interest: 6%; and Mortality: 1994 GAM 50/50 Mortality Table. For purposes of the Lump Sum Option, the Deferred Lump Sum Option, and Section 5.8 determinations, the following factors will apply: Interest: FAS87 discount rate utilized by the Company for fiscal year ending June 30, 2006 and Mortality: 1994 GAM 50/50 Mortality Table.

(c) “Beneficiary” means the individual or trust designated by a Participant on a form provided by the Committee to receive any death benefit payable pursuant to Sections 5.2 and/or 5.8. If no Beneficiary is properly designated at the time of the Participant’s death, or if no person so designated will survive the Participant, the Beneficiary will be the surviving spouse, or if there is no surviving spouse, the Participant’s heirs, successors or assigns.

(d) “Benefit Service” means the service described in Section 3.4.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means termination of employment upon:

(1) the willful and continued failure by the Participant to perform substantially his duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a demand for a substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties; or

(2) the willful engaging by the Participant in illegal conduct which is materially and demonstrably injurious to the Company.

(g) “Change in Control” shall mean a change in control as defined in the Company’s standard change in control Employment Agreement.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the Committee appointed by the Board in accordance with Section 7.1 of this Plan.

(j) “Company” means Applera Corporation and any successor thereto that agrees to assume the duties and obligations of the Company hereunder. It also means any subsidiary which had adopted the Plan subject to the approval of the Board.

(k) “Compensation” means the regular base wage or salary, including commission, paid to a Participant by the Company and any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant under Sections 125, 132(f) and 401(k) of the Code or is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant because it is made to a deferred compensation plan sponsored by the Company. Bonus, Incentive Compensation Plan payments, payment for overtime or other special payment shall not be considered as Compensation. During a period of approved leave, it shall be assumed that the compensation of a Participant is equal to the basic wage or salary in effect at the time such approved leave began.

(l) “Disability” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company. To the extent permitted by Code Section 409A and the regulations thereunder, a Participant will be deemed disabled if (i) determined to be totally disabled by the Social Security Administration, or (ii) determined to be disabled in accordance with a disability insurance program if such insurance program applies the definition of disability in the preceding sentence.

(m) “Early Retirement Date” means the first day of any month on and after a Participant reaches age 55, or completes five (5) or more years of Vesting Service, if later.

(n) “Final Average Compensation” means the highest annualized average Compensation of a Participant during any sixty (60) consecutive calendar months preceding the determination date. If a Participant has not been employed for a period of at least sixty (60) consecutive calendar months, Final Average Compensation will be determined taking into account Compensation for a period of up to sixty (60) of the most recent calendar months of a Participant’s employment.

(o) “Final Average Qualified Compensation” means the highest average Qualified Compensation of a Participant during any five (5) consecutive Plan Years preceding the determination date. If a Participant has not been employed for a period of at least five (5) consecutive Plan Years, Final Average Qualified Compensation will be determined taking into account Qualified Compensation for a period of up to five (5) of the most recent Plan Years of a Participant’s employment.

(p) “Late Retirement Date” means the first day of the month following the termination of employment of a Participant who continues to work past his Normal Retirement Age.

(q) “Normal Retirement Age” is age 65, or the age at which the Participant completes five (5) years of Vesting Service, if later.

(r) “Normal Retirement Date” is the first day of the month on or after the Participant’s Normal Retirement Age.

(s) “Participant” means an employee who becomes a Participant as provided in Article 3 and who has an Accrued Benefit under the Plan.

(t) “Plan” means the Applera Corporation Supplemental Executive Retirement Plan, as established by this document and as amended from time to time.

(u) “Plan Year” means the Company’s fiscal year, which is the twelve (12) month period beginning each July 1st and ending the following June 30 th.

(v) “Qualified Compensation” means any payment accrued for a current Plan Year which is paid in a subsequent Plan Year pursuant to the Company’s Incentive Compensation Plan. Qualified Compensation shall include any amount of incentive compensation which is contributed by the Company pursuant to a salary reduction agreement and which is not includable in the gross income of the Participant because it is made to a deferred compensation plan sponsored by the Company. Such contribution to a deferred compensation plan shall be treated as Qualified Compensation for the Plan Year in which the payment was accrued. Any payment accrued as of the last day of the Plan Year and actually received by a Participant in a subsequent Plan Year will count as Qualified Compensation if the Participant either retires on the last day of the Plan Year or in certain circumstances terminates employment during the Plan Year to which the payments relate.

(w) “Separation from Service” means the date on which a Participant terminates employment with the Company for any reason. Whether a Participant has terminated employment shall be determined based on the facts and circumstances in accordance with the rules set forth in Section 409A of the Code and the regulations thereunder, including any special rules for individuals on leave of absence.

(x) “Specified Employee” generally means an individual who met the criteria to be a key employee (within the meaning of Section 416 of the Code) of the Company at any time during the applicable look-back year. If an individual’s Separation from Service occurs on or after April 1 of a calendar year, the applicable look-back year is the preceding calendar year. If an individual’s Separation from Service occurs between January 1 and March 31, inclusive, the applicable look-back year is the second calendar year preceding the calendar year in which the Separation from Service occurs. An individual’s status as a Specified Employee shall be determined in a manner consistent with Code Section 409A and the regulations thereunder, including any special rules for spinoffs and mergers.

(y) “Trust” means a “rabbi” grantor trust under Sections 671 through 679 of the Code which may be established pursuant to this Plan.

(z) “Trust Agreement” means any agreement entered into between the Company and the Trustee, that establishes the Trust, if any, to form a part of this Plan and to receive, hold, invest and dispose of the Trust Fund.

(aa) “Trust Fund” means the assets of every kind and description held under any Trust Agreement forming a part of this Plan.

(bb) “Trustee” means any person or entity appointed to act as trustee under the Trust, if any.

(cc) “Vesting Service” means the service described in Section 3.5.

2.2	Number and Gender

Except when otherwise indicated by the context, any use of any term in the singular or plural will also include the opposite. As used in the Plan, the masculine gender will be deemed to refer to the feminine whenever appropriate.

ARTICLE 3. PARTICIPATION AND SERVICE

3.1	General

Participation in the Plan is limited solely to a select group of senior management or highly compensated employees who have been approved by the Board to be covered under the Plan. The initial group of individuals eligible for the Plan are identified in Appendix A. No other individuals will be eligible to participate in the Plan without written approval of Board.

3.2	Commencement of Participation

An individual will become a Participant in the Plan as of the date the individual is approved to be covered under the Plan under Section 3.1.

3.3	Duration; Rehire

(a) Participant. An individual who becomes a Participant will continue to be a Participant eligible to accrue benefits until the individual terminates employment with the Company or, if earlier, until the Board determines that the individual is no longer eligible to be covered under the Plan. If an individual ceases to be a Participant eligible to accrue benefits, he shall nevertheless remain a Participant for other purposes under the Plan with respect to any Accrued Benefit previously earned but not yet paid.

(b) Rehire. A former Participant who resumes employment with the Company will once again become a Participant on the later of the date he resumes service for the Company or the date the Board approves the individual to be covered again under the Plan.

3.4	Benefit Service

Benefit Service will include the Participant’s aggregate periods of employment with the Company in a position that the Board has determined is eligible for benefit credit under the Plan (determined in periods of whole months), including periods before the Effective Date of this Plan. The Board has determined that employment in a position on the Company’s Executive Committee will be credited as Benefit Service, including periods before the adoption of the Plan.

3.5	Vesting Service

Vesting Service will include a Participant’s aggregate periods of employment with the Company whether or not in a position that the Board has designated as covered under the Plan (determined in periods of whole months), including periods before the effective date of this Plan.

ARTICLE 4. AMOUNT OF BENEFITS

4.1	Accrued Benefit

(a) In General. A Participant’s Accrued Benefit is the monthly benefit payable as a single life annuity commencing at his Normal Retirement Date, determined under the Benefit Formula based on his Final Average Compensation, Final Average Qualified Compensation, and Benefit Service as of the date of determination.

(b) Benefit Formula. The Plan’s formula used to determine a Participant’s annual Accrued Benefit is the sum of (1) plus (2), multiplied by (3):

(1)	is equal to fifty percent (50%) of Final Average Compensation;

(2)	is equal to fifty percent (50%) of Final Average Qualified Compensation; and

(3)	is equal to a fraction, where

(A)	the numerator is equal to the lesser of the Participant’s Benefit Service or fifteen (15) years, and

(B)	the denominator is fifteen (15) years.

(c) Offset for Special Contractual Benefits. A Participant’s Accrued Benefit will be offset by the Actuarial Equivalent value of any special contractual benefits provided by the Company (as of the date of this amended Plan the only special contractual benefits are under the deferred compensation agreement dated July 1,1993, with William B. Sawch and the letter agreement dated August 21, 2003, with Dennis L. Winger). The Committee will reasonably determine any special contractual benefits that should offset Accrued Benefits under the Plan. The Actuarial Equivalent value of any offset will be determined in whatever reasonable manner the Plan’s actuary determines to be appropriate and such determination will be binding.

(d) Continued Employment After Normal Retirement Age. A Participant who continues to work past his Normal Retirement Age will have his Accrued Benefit determined based on his Final Average Compensation, Final Average Qualified Compensation, and Benefit Service at his Late Retirement Date. There will be no actuarial adjustment to reflect payment postponed beyond Normal Retirement Age.

(e) Change in Control. Upon a Participant’s termination of employment in connection with a Change in Control consistent with the Company’s standard Change in Control agreement, the following special provisions apply:

(1) The Participant will be credited with three (3) additional years for all purposes under the Plan.

(2) Final Average Compensation will be calculated on Compensation during the twelve (12) consecutive calendar months preceding the Change in Control, if greater than the amount determined under the definition of Final Average Compensation under Section 2.1(n).

(3) Final Average Qualified Compensation will be calculated on Qualified Compensation during the twelve (12) consecutive calendar months preceding the Change in Control, if greater than the amount determined under the definition of Final Average Qualified Compensation under Section 2.1(o).

4.2	Rehired Individuals

(a) In General. If a former Participant once again becomes a Participant in accordance with the provisions of Section 3.3, then such Participant’s Accrued Benefit will reflect changes in Benefit Service, Final Average Compensation, and Final Average Qualified Compensation as further specified in Sections 2.1(n) and (o) and 3.4.

(b) No Benefit Payments During Reemployment. As specified in Section 5.11, if a rehired individual had begun receiving payments under Article 5, such payments will be suspended immediately upon his reemployment in a position that the Board has designated as covered under the Plan. Notwithstanding the foregoing, benefits will not be suspended if there is a significant risk that this would result in a violation of the rules under Code Section 409A or the regulations thereunder.

(c) Adjustment For Benefit Payments. If a rehired individual had begun receiving payment under Article 5, then such Participant’s Accrued Benefit will be adjusted to reflect the Actuarial Equivalent value of these payments. The Actuarial Equivalent amount of this adjustment will be determined in whatever manner the Plan’s actuary determines to be reasonable and such determination will be binding.

4.3	Vesting

(a) In General. Subject to the forfeiture provisions of Section 4.5, each Participant will be fully vested in his Accrued Benefit upon the completion five (5) years of Vesting Service. Prior to the completion of five (5) years of Vesting Service, a Participant will not have any vested interest in his Accrued Benefit.

(b) Full Vesting Due to Special Events, Notwithstanding the foregoing, a Participant will be fully vested (deemed to have completed five (5) years of Vesting Service) in his Accrued Benefit if any of the following events occur while the Participant is employed by the Company:

(1)	the Participant dies;

(2)	the Participant is determined to have a Disability;

(3)	there is a Change in Control; or

(4)	The Participant’s employment is terminated by the Company without Cause.

4.4	Forfeiture

Notwithstanding any other provision of this Plan to the contrary, each Participant will forfeit his entire Accrued Benefit under the following circumstances:

(a) Termination for Cause. Cause will be determined by the Committee in its reasonable sole discretion using the definition set forth in Section 2.1(f).

(b) Breach of Duty of Loyalty. Each Participant has an ongoing responsibility to fulfill the following duties of loyalty: giving the Company reasonable notice of retirement intent and facilitating transition of responsibilities; providing reasonable assistance to the Company during retirement; and not acting contrary to the Company’s best interests (including adherence to the Company’s non-compete restrictions). Adherence to the Plan’s Duty of Loyalty condition will be determined by the Committee in its sole discretion.

4.5	Benefit Adjustment for Specified Employees

If a Participant’s benefit payment is delayed under Section 5.3 or 5.4 by reason of his status as a Specified Employee, the following adjustments shall be made to the benefit amount:

(a) If the benefit is payable in the form of an annuity or Deferred Lump Sum Option, a balloon payment shall be made on the annuity starting date equal to the missed payments accumulated with interest at the rate used to determine actuarial equivalencies for lump sums.

(b) If the benefit is payable in the Lump Sum Option, the lump sum shall be calculated as of the first day of the month following Separation from Service and increased with interest at the rate used to determine actuarial equivalencies for lump sums until the actual payment date.

ARTICLE 5. PAYMENT OF BENEFITS; DISABILITY AND DEATH BENEFITS

5.1	Automatic Form of Benefit Payment

Unless a Participant elects an optional form of payment set forth in Section 5.2 in the manner and at the time prescribed in Sections 5.5 and 5.6, the automatic form of benefit payment under the Plan will be a single life annuity payable for the life of the Participant.

5.2	Optional Forms of Payment

A Participant may elect in accordance with Section 5.5 to receive his Accrued Benefit in one of the following forms, each of which shall be the Actuarial Equivalent of the automatic form of payment provided in Section 5.1.

(a) A Lump Sum Option which shall be a single payment representing the entire value of the Participant’s Accrued Benefit.

(b) Deferred Lump Sum Option which shall be a reduced monthly annuity payable as of the first day of each month for a specified period of thirty-six (36), sixty (60) or one hundred-twenty (120) months, to be followed by payment of an Actuarial Equivalent lump sum representing the present value of the remaining payments. The amount of the reduced monthly annuity is a monthly annuity under the specified period certain and life form of payment Actuarially Equivalent to the automatic form of payment. Should the Participant die before the end of the specified period, the Beneficiary shall commence receiving the remaining monthly payments during the specified period to be followed by the lump sum payment which would have been paid to the Participant. This optional form of payment shall be treated as a single payment for purposes of the election rules described in Sections 5.5 and 5.6 of the Plan.

(c) Contingent 50% Annuitant Option which is a reduced annuity payable as of the first day of each month to the Participant, for life, with a continuing annuity to the spouse of the Participant if the spouse survives the Participant, in an amount which is fifty percent (50%) of the monthly annuity payable to the Participant, beginning with the first day of the month following the Participant’s death and continuing for the spouse’s lifetime.

(d) Contingent 100% Annuitant Option which is a reduced annuity payable as of the first day of each month to the Participant, for life, with a continuing annuity to the spouse of the Participant if the spouse survives the Participant, in an amount which is one hundred percent (100%) of the monthly annuity payable to the Participant, beginning with the first day of the month following the Participant’s death and continuing for the spouse’s lifetime.

5.3	Automatic Time of Benefit Payment

Unless a Participant elects an optional time of benefit payment as set forth in Section 5.4 in the manner and at the time prescribed in Sections 5.5 and 5.6, the automatic time of benefit payment under the Plan will be the later of (i) the Participant’s Normal Retirement Date or (ii) the first day of the month following the Participant’s Separation from Service (or, if a Participant is a Specified Employee, the first day of the month following the sixth month anniversary of the Participant’s Separation from Service). The six-month waiting period for Specified Employees shall apply only to the extent required by Code Section 409A and the regulations thereunder, and shall not apply to benefits payable on account of the Participant’s death.

5.4	Optional Time of Benefit Payment

(a) In General. A Participant who terminates employment before his Normal Retirement Date may elect in accordance with Sections 5.5 and 5.6 to receive payments as of the first day of any month on and after the later of his Early Retirement Date or his Separation from Service.

(b) Reduction For Early Commencement. The Accrued Benefit will be reduced  1/4 of 1% for each month by which the benefit commencement date precedes his Normal Retirement Date.

(c) Notwithstanding the foregoing, if a Participant is a Specified Employee, payment will not be made before the six month anniversary of such Participant’s Separation from Service except to the extent permitted by Code Section 409A and the regulations thereunder.

5.5	Manner and Time of Elections

The election of an optional form or time of benefit payment will be made at such time as the Committee prescribes on a form provided by the Committee for such purpose. After the “409A transition period,” a Participant’s initial election under this Section 5.5 must be made before the Participant’s date of hire or, to the extent permitted by Section 409 A and the regulations thereunder, within a limited period of time following the Participant’s initial eligibility under the Plan.

For purposes of the preceding paragraph, the 409A transition period is the period prescribed by the Internal Revenue Service (expiring no earlier than December 31, 2006) for making a new payment election with respect to amounts previously deferred without such election being treated as change in the form or timing of payment under Section 409A(a)(4) of the Code or an acceleration of a payment under Section 409A(a)(3) of the Code. At any time before the end of the 409A transition period, Participants shall have an opportunity to make a new payment election with respect to their Accrued Benefit that will be treated as their initial election for Section 409A of the Code purposes; provided, however, that the election shall be made in accordance with such rules as the IRS shall prescribe, including the following: (i) Participants may not make an election in 2006 to start distributions in 2006 that would otherwise be deferred until a later year; (ii) Participants may not make an election in 2006 to change the form of a distribution starting in 2006 (except for changes between actuarially equivalent life annuities); and (iii) Participants may not make an election in 2006 to defer a distribution that would otherwise begin in 2006.

If no initial election is affirmatively made in the time and manner described above, the Participant will be deemed to have made an election to receive his Accrued Benefit pursuant to the automatic form and time for benefit payment.

Any subsequent changes to a Participant’s initial election (or deemed election) must be made pursuant to the restrictions of Section 5.6 and Code Section 409A and the regulations thereunder, at such time and in such manner as the Committee prescribes.

5.6	Rules Applicable to Change in Elections

After the 409A transition period described in Section 5.5, any change to a Participant’s initial election (or deemed election) as to the form or timing of payment shall be subject to the following restrictions:

(a) Any election to delay a payment by changing its form or timing shall not be effective until at least twelve (12) months after the date the revised election is submitted to the Committee. If a payment is due at Separation from Service and a Participant elects to change its form or timing within the twelve (12) month period ending upon Separation from Service, such revised election shall be null and void, and payment shall be made in accordance with the most recent valid election (or deemed election) in effect for such Participant.

(b) Except in the case of a payment on account of death or Disability, any election to delay a payment by changing its form or timing shall not be effective unless payment is deferred for a period of five (5) years from the date such payment would have been made. If a Participant makes more than one election to delay a payment, each such election shall require an additional five (5) year deferral of payment to the extent required by Section 409A of the Code and the regulations thereunder.

(c) Any election to delay a payment scheduled to be made at a specified time (such as the Early Retirement Date) shall not be valid unless made at least twelve (12) months prior to the date of the first scheduled payment.

(d) A Participant shall not be permitted to accelerate a payment by changing its form or timing, except to the extent permitted by Section 409A of the Code and the regulations thereunder. If a Participant has elected (or is deemed to have elected) to have payments begin at the automatic time of benefit payment described in Section 5.3, he shall not be permitted to subsequently change his election to the optional time of benefit payment described in Section 5.4.

Notwithstanding the restrictions described above, a Participant who has validly elected (affirmatively or by default) a life annuity form of benefit may choose at any time before his commencement date to receive his benefit in any other actuarially equivalent life annuity form of benefit. For this purpose, a life annuity form of benefit means the single life annuity described in Section 5.1, the Contingent 50% Annuitant Option described in Section 5.2(c) or the Contingent 100% Annuitant Option described in Section 5.2(d). Participants choosing to exercise this option shall provide reasonable notice to the Committee before their benefit commencement date.

5.7	Disability Benefit

If a Participant ceases to perform service on account of Disability, his Accrued Benefit will be payable commencing with the month in which the Participant would have attained, if not already having attained, his Early Retirement Date (reduced under Section 5.4 to reflect early commencement) and in the form elected by the Participant under Section 5.5 and 5.6 (reduced under Section 5.2 to reflect any optional form of payment).

5.8	Death Benefits

(a) Upon the Participant’s death after benefit commencement, the only death benefit payable to the Participant’s designated Beneficiary shall be the amount (if any) payable under the form of payment under which the Participant was being paid at the time of his death.

(b) In the case of a Participant who dies before benefit payments have begun, a death benefit will be payable to the Participant’s Beneficiary in accordance with the terms of the Participant’s preretirement death benefit election in effect at the time of his death. If the Participant’s death occurs after the Participant’s Early Retirement Date, the death benefit will be payable commencing with the month following the month of the Participant’s death. If the Participant’s death occurs on or before the Participant’s Early Retirement Date, the death benefit will be payable commencing with the month the Participant would have attained his Early Retirement Date had the Participant survived to his Early Retirement Date.

(1) Timing of election. Participants shall have an opportunity to make a preretirement death benefit election at such time as the Committee prescribes. After the “409A transition period” described in Section 5.5, a Participant’s initial preretirement death benefit election shall be made before the Participant’s date of hire or, to the extent permitted by Section 409A and the regulations thereunder, within a limited period of time following the Participant’s initial eligibility under the Plan. At any time before the end of the 409A transition period, Participants shall have an opportunity to make a new preretirement death benefit election that will be treated as their initial preretirement death benefit election for Section 409A of the Code purposes; provided, however, that the election shall be made in accordance with such rules as the IRS shall prescribe. Any change to the Participant’s initial preretirement death benefit election (or deemed election) shall be subject to the restrictions in Section 5.6.

(2) Form of election. A Participant’s preretirement death benefit election shall be made on a form provided by the Committee for such purpose. Regardless of the Participant’s marital status at the time of the election, the election shall specify the form of payment to be made in the event that the Participant is married at the time of his death, which may be any one of the following options:

(A)	a monthly benefit in the form of a life annuity based on the life expectancy of the Beneficiary that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit,

(B)	a lump sum payment that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.

(C)	a deferred lump sum payment based on the life expectancy of the Beneficiary that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.

The election also shall specify the form of payment to be made in the event the Participant is not married at the time of his death, which may be any one of the following options:

(D)	a lump sum payment that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit,

(E)	a deferred lump sum payment based on the life expectancy of the Beneficiary that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.

If a Participant fails to make an initial preretirement death benefit election, the Participant will be deemed to have elected a preretirement death benefit payable as follows: If the Participant is married and his spouse is his designated Beneficiary, the Participant’s spouse will receive a monthly benefit in the form of a life annuity based on the life expectancy of the spouse that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit. If the Participant is not married at the time of his death, or is married but has designated a non-spouse Beneficiary, his Beneficiary shall receive a lump sum payment that is Actuarial Equivalent to the present value of the Participant’s Accrued Benefit.

5.9	Beneficiary Designation

A Participant may designate an individual or trust as the Beneficiary to receive any death benefit payable under the Plan. Each Beneficiary designation will be in the form prescribed by the Company, will be effective only when properly filed in writing with the Company before the earlier of the Participant’s death or the time payment commences, and will revoke all prior designations by the Participant. Subject to a spousal waiver, a Participant may designate a Beneficiary other than his spouse. A Participant may not change his Beneficiary designation once payment has commenced under the Plan.

5.10	Erroneous Payments

In the event that a Participant or a Beneficiary receives a distribution under this Plan in excess of the amount, if any, to which he or she is entitled, by reason of a calculation error or otherwise, the Company may, in its sole discretion, adjust future benefit payments to the Participant or the Beneficiary to the extent necessary to recoup the amount which the Participant or the Beneficiary received which was in excess of the amount to which he or she was entitled under the terms of the Plan. If the Company determines, in its sole discretion, that it is not feasible or desirable to adjust future benefit payments to a Participant or a Beneficiary, the Company may require the Participant or the Beneficiary to repay to the Plan the amount which is in excess of the amount to which the Participant or the Beneficiary is entitled under the terms of the Plan. All amounts received by a Participant or a Beneficiary under the Plan will be deemed to be paid subject to this condition.

5.11	Rehire

In the event that an individual who is currently receiving payments under the Plan is rehired by the Company in a position that the Board has designated as covered under the Plan, then any payments being made under this Article 5 will be suspended immediately. Payment will recommence according to this Article 5 upon the Participant’s subsequent termination of employment, adjusted as provided in Section 4.2. Notwithstanding the foregoing, benefits will not be suspended if there is a significant risk that this would result in a violation of the rules under Code Section 409A or the regulations thereunder.

ARTICLE 6. SOURCE OF PAYMENTS

6.1	Company Obligations and Source of Payments

All benefits payable under the Plan will be paid as they become due and payable by the Company out of its general assets. Nothing contained in this Plan will be deemed to create a trust of any kind for Participants or their Beneficiaries or create a fiduciary relationship between the Company and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under the Plan, such rights will be no greater than the right of any unsecured general creditors of the Company.

6.2	“Rabbi” Trust

Notwithstanding Section 6.1, to fund the benefits provided under the Plan, the Company may, in its sole discretion, execute a Trust Agreement with a Trustee or Trustees, or enter into one or more contracts with an insurance company or companies, or adopt a combination of both methods of funding. The Company will determine the form and terms of any such Trust Agreement or insurance contract, and may, in its sole discretion, modify such instruments from time to time or remove or replace any Trustee or insurance company. Any such Trust so established will be a “rabbi” grantor trust under Sections 671 through 679 of the Code. To the extent prohibited by Code Section 409A(b) or the regulations thereunder, no assets shall be transferred to an offshore trust or arrangement and no assets shall become restricted to the payment of benefits in connection with a change in the Company’s financial health.

ARTICLE 7. ADMINISTRATION

7.1	Committee

(a) General. The Committee, subject to those powers which the Board has reserved as described in Article 8 below, will have general authority over, and responsibility for, the administration and interpretation of the Plan. The Committee will have full power, authority and discretion to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the Trust, if any, the calculation of the amount of benefits payable under the Plan, and to review claims for benefits under the Plan. This discretion shall include, but not be limited to, the power to interpret the Plan to comply in good faith with all applicable requirements of Code Section 409A and the regulations thereunder. The Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder, reasonably taken, will be binding and conclusive on all persons for all purposes.

(b) Composition. The Committee will consist of at least three individuals, each of whom will be appointed by the Board. Any Committee member may resign by delivering his or her written resignation to the Committee no later than fifteen (15) days before the effective date of the resignation. The Board may remove any member of the Committee at any time and for any reason with or without advance written notice. Vacancies in the Committee arising by resignation, death, removal or otherwise will be filled by the Board.

(c) Committee Procedures. The Committee will elect or designate one of its own members as Chair, establish its own procedures and the time and place for its meetings and provide for the keeping of minutes of all meetings. A majority of the members of the Committee will constitute a quorum for the transaction of business by the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members at a meeting or, at the direction of its Chair, without a meeting by mail or telephone, provided that all of the Committee members are informed in writing of the matter to be voted upon. The Committee may establish procedures pursuant to which a Committee member may elect not to participate in a Committee proceeding in which such member has an interest. No Committee member will be entitled to act on or decide any matters relating solely to such Committee member as a Participant or any of his or her rights or benefits under the Plan.

(d) Expenses. All expenses incurred by the Committee in its administration of the Plan will be paid by the Company. The Committee members will not receive any special compensation for serving in such capacity but will be reimbursed for any reasonable expenses actually incurred in connection therewith. No bond or other security is required of the Committee or any member thereof in any jurisdiction.

(e) Liability; Indemnification. No Committee member will be personally liable by reason of any instrument executed by such Committee member, or action taken by the member in his or her capacity as a Committee member, acting in good faith and exercising reasonable care, nor for any mistake of judgment made in good faith. Committee members may be entitled to indemnification for certain costs, expenses and liabilities to the fullest extent permitted by applicable law and regulations and the charter and bylaws of the Company, and subject to the terms and conditions set forth in such bylaws.

7.2	Procedures for Requesting Benefit Payments; Claims Procedures

To obtain Plan benefits, a Participant or Beneficiary must file a written application with the Company. Procedures for filing a claim in the event that Plan benefits are denied in whole or in part are as follows.

(a) Benefits Claims. A Participant or Beneficiary may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail. The Committee will notify the claimant within sixty (60) days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee stating that special circumstances require an extension of time for a decision on the claim, in which case the period will be extended by an additional sixty (60) days. Notice of the Committee’s decision will be in writing, sent by mail to the claimant’s last known address and, if the claim is denied, such notice will state the reasons for the denial, refer to the Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to perfect the claim, and explain the Plan’s claim review procedure.

(b) Review Procedure. A claimant is entitled to request a review of any denial of his claim under paragraph (a) above. The request for review must be submitted to the Committee in writing within sixty (60) days of receipt of the notice of denial. Absent a request for review within this sixty (60) day period, the claim will be extinguished in its entirety. The claimant will be entitled to submit issues and comments in writing, as well as other written documents, to the Committee. The claimant will also be entitled to receive from the Committee, upon request, reasonable access to and copies of all documents, records and other information relating to his claim. The review will be conducted by the Committee, which will render a decision in writing within sixty (60) days of a request for a review, provided that, if the Committee determines that special circumstances require an extension of time, this period will be extended by an additional sixty (60) days. The review will take account of all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination under paragraph (a) above. The claimant will receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

ARTICLE 8. AMENDMENT AND TERMINATION

8.1	Amendment of the Plan

The Company reserves the right to amend the Plan at any time and in any respect whatsoever by action of its Board or by such other means as may be prescribed by the Board. Plan amendments may not decrease or eliminate the Accrued Benefit of any Participant determined as of the time the amendment is adopted, unless the Participant consents in writing. The Company shall have full discretion to change the time or form of benefit payment, even with respect to Participants who have already terminated employment or commenced benefits, to the extent deemed necessary or desirable to comply with Code Section 409A or the regulations thereunder.

8.2	Termination of the Plan

While it is the intent of the Company to maintain the Plan indefinitely, it reserves the right to terminate the Plan in whole or part by action of the Board (or by such other means as may be prescribed by the Board) at any time, subject to the provisions of Section 8.1. Upon plan termination, Participants’ Accrued Benefits shall continue to be administered and paid in accordance with the applicable terms of the Plan, except that the Committee shall have the discretion to accelerate payment of benefits to any Participant (including those who have already terminated employment or commenced benefits) to the extent permitted under Code Section 409A and the regulations thereunder.

ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1	Employment Rights

Nothing contained in this Plan or any modification of the Plan or act done in pursuance of this Plan will be construed as giving any Participant any legal or equitable right with respect to his or her employment against the Company (or any director, officer or employee thereof), unless specifically provided in this Plan or under applicable law, or as giving any person a right to be retained in the employ of the Company. All employees will remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Plan had never been established.

9.2	No Examination or Accounting

Neither this Plan nor any action taken under it will be construed as giving any person the right to an accounting or to examine the books or affairs of the Company, the Plan, or the Committee, except to the extent required by law.

9.3	Records Conclusive

The records of the Company and the Committee will be conclusive in respect to all matters involved in the administration of the Plan to the extent permitted by applicable law.

9.4	Severability

In the event any provision of this Plan will be held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of this Plan, and it will be construed and enforced as if such illegal or invalid provision had never been included.

9.5	Counterparts

This Plan may be executed in any number of counterparts, each of which will be deemed to be an original. All the counterparts will constitute one and the same instrument and may be sufficiently evidenced by any one counterpart.

9.6	Taxes

The Company will withhold, or cause to be withheld, from all benefits payable under the Plan all federal, state, local or other taxes required by applicable law to be withheld with respect to such payment. The Company shall make appropriate arrangements to withhold FICA taxes due with respect to vested Accrued Benefits in accordance applicable law, which may require withholding from salary, benefits, or other amounts within the Company’s control before benefits are payable hereunder. To the extent permitted by Code Section 409A and the regulations thereunder, payments under the Plan may be accelerated to pay employment taxes.

It is the intent of the Company that Accrued Benefits shall not be subject to federal or state income tax until distributed from the Plan. However, the Company does not guarantee or warrant that Plan benefits will be excludable from taxable income until distributed and the Participant (or Beneficiary) shall in all cases be liable for any taxes due on Accrued Benefits.

9.7	Binding Effect

The Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and the Participants, their Beneficiaries and estates. The Plan will also be binding upon and inure to the benefit of any successor organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan will preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another organization which assumes the Plan and all obligations of the Company thereunder.

In any agreement or plan which the Company may enter into to effect any merger, consolidation, reorganization, or transfer of assets, the Company agrees that it will make appropriate provision for the preservation of the Participants’ benefits accrued under the Plan prior to such merger, consolidation, reorganization or transfer of assets. Upon such a merger, consolidation, reorganization, or transfer of assets and assumption of the Plan obligations of the Company, the term “Company” will refer to such other organization and the Plan will continue in full force and effect.

9.8	Assignment

No Participant or Beneficiary will have the right to assign, transfer, hypothecate, encumber or anticipate his or her benefits under the Plan, nor will the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment of any claim against the Participant or his or her Beneficiary. In the event of any attempted assignment or transfer, the Company will have no further liability hereunder.

9.9	Incapacity

If the Committee is presented with credible evidence that any person to whom any amount is or was payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child, or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. In making such a finding the Committee may rely on the advice of experts chosen by the Committee in its sole discretion. Any payment consequent on such finding will be in complete discharge of the liability of the Plan and the Company therefor.

9.10	Unsecured Creditor

To the extent that any person acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company.

9.11	Notice

Any election, application, claim, designation, request, notice, instruction or other communication required or permitted to be made by a Participant, Beneficiary, or other person to the Committee will be made in writing and in such form as is prescribed from time to time by the Committee and will be mailed by first-class mail, postage pre-paid or delivered to such location as will be specified by the Committee and will be deemed to have been given and delivered only upon receipt thereof at such location.

9.12	Benefits Not Salary

The benefits payable under the Plan will be independent of, and in addition to, any other benefits provided by the Company and will not be deemed salary or other remuneration by the Company for the purpose of computing benefits to which any Participant or Former Participant may be entitled under any other plan or arrangement of the Company.

9.13	Captions

The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and will not in any manner define or limit the scope or intent of any provisions of the Plan.

9.14	Governing Law

The Plan is intended to constitute an unfunded Plan for a select group of employees and rights thereunder will be construed according to the laws of the State of Delaware, without giving effect to the choice of law principles thereof, and the laws of the United States, as applicable.

9.15	Addresses

Each Participant must file with the Company from time to time in writing his or her post office address and each change of post office address. The communication, statement or notice addressed to a Participant at the last post office address filed with the Company, or if no address is filed with the Company, then at the last post office address as shown on the records of the Company, will be binding on the Participant and his or her Beneficiaries for all purposes of the Plan. The Company will not be required to search for or locate a Participant or his or her Beneficiary.

IN WITNESS WHEREOF, Applera Corporation has caused this restatement to be executed by its duly authorized officers, this 28th day of August, 2006.

APPLERA CORPORATION

By:	/s/ Barbara J. Kerr
Title:	V. P. Human Resources

APPENDIX A

INDIVIDUALS ELIGIBLE FOR PARTICIPATION

The Management Resources Committee of the Board approved the adoption of the Plan solely for the benefit of the group of individuals listed below. No other individuals will be eligible to participate in the Plan without written approval of Board.

No individual has a right to continue to participate in the Plan in the future without the approval of the Board. Each individual will continue to participate in the Plan at the discretion of the Board.

As of December 31, 2005, the following individuals are eligible to participate in the Plan:

Name	Date Appointed	Agreement (Date)

Catherine M. Burzik	09/02/2003 (DOH)

Barbara J. Kerr	09/05/2000 (DOH)

Kathy Ordonez	12/01/2000 (DOH)

William B. Sawch	04/09/1993	Def. Comp. Agrmnt. (07/15/1993)

Dennis L. Winger	09/25/1997 (DOH)	Letter Agrmnt. (08/21/2003)

APPENDIX A

INDIVIDUALS ELIGIBLE FOR PARTICIPATION

The Management Resources Committee of the Board approved the adoption of the Plan solely for the benefit of the group of individuals listed below. No other individuals will be eligible to participate in the Plan without written approval of the Board.

No individual has a right to continue to participate in the Plan in the future without the approval of the Board. Each individual will continue to participate in the Plan at the discretion of the Board.

As of May 15, 2008, the following individuals are eligible to participate in the Plan:

Name	Date Appointed	Agreement (Date)

Barbara J. Kerr	09/05/2000 (DOH)

Kathy P. Ordonez	12/01/2000 (DOH)

William B. Sawch	04/09/1993

Dennis L. Winger	09/25/1997 (DOH)	Letter Agreement (08/21/2003)

Mark P. Stevenson	08/16/2007

EXHIBIT H

Company Relocation Policy

POLICY LEVEL	Tier 3 Homeowner Core Benefits (Pay Grade AB 8 - 28, and IVGN L2 - EL1)

Policy Benefit	Description of Benefit

Eligibility	• Employee must complete all relocation assistance and benefits within 12 months of start date at the new location; any unused assistance and benefits will expire and no longer be available.

Miscellaneous Expense Allowance (MEA)

•        You will be eligible for a Miscellaneous Allowance of $3,000.

•        MEA will be processed through Lexicon Relocation after start date.

•        This is a taxable benefit to the transferee. This is a tax-protected benefit to the transferee.

Home Finding Trip

•        One trip for employee and spouse or domestic partner for six (6) days and five (5) nights.

•        Economy airfare, hotel, and mid-size rental car must be authorized by Lexicon with 14 day advance notice. Airfare and rental car expenses are included for relocation distances less than 400 miles.

•        Mileage reimbursed at current IRS standard rate for distances less than 400 miles.

•        All home finding trips must be approved and processed by Lexicon.

•        Reimbursable expenses include:

•        Meals up to $50/person/day

•        Childcare fees not to exceed $50/child/day

•        Pet boarding fees not to exceed $200

•        Shuttle/taxi services to airport, if necessary. Airport parking and mileage, if driving.

•        Receipts required for reimbursements.

•        This is a tax-protected benefit to the transferee.

Home Finding Area Tour	• 1 day of assistance locating communitiees in new location.

Pack and Load Trip

•        You will be eligible for a pack and load trip to supervise the packing and loading of your household goods.

•        This return home trip must be approved and processed through Lexicon 14 days prior to requested travel.

•        Rental car is only provided if personal vehicle has been pre-shipped.

•        This is a tax-protected benefit to the transferee.

Temporary Living

•        Corporate apartment not to exceed 60 consecutive days, must be booked by Lexicon.

•        If personal vehicle cannot be pre-shipped, then a Rental Car will be provided up to 30 consecutive days, or until personal vehicle arrives, whichever occurs first.

•        Meals are reimbursable up to $50/person/day, only if kitchen is not provided.

•        This is a tax-protected benefit to the transferee

Or Duplicate Housing Reimbursement

•        If you have a situation where you have financial responsibility for two houses at the same time, the Company will pay up to 60 days of the carrying costs of home at the origin location. Carrying costs are defined as mortgage interest, taxes, utilities and maintenance.

•        You will still be responsible to make the payments at the origin location, but you will be able to submit a relocation expense report to receive reimbursement for up to two months.

•        NOTE : Can not have Temporary Housing and Duplicate Housing Reimbursement at the same time.

•        Receipts required for reimbursement.

Home Sale-Marketing Assistance Program

•        The Lexicon Relocation Counselor will assist employee with the marketing of their home, to facilitate the sale of the home within the shortest time.

•        A Company-approved agent must be used to qualify for home sale benefits.

Home Sale Benefit Program

HOME SALE BENEFITS: (See BVO Program)

Closing costs

•        Customary and non-recurring seller’s closing costs including legal or escrow fees, inspections, transfer taxes, recording costs, etc.

•        Up to 6% realtor’s commission (maximum).

Buyer Value Option (BVO) Program

•        This program may create a tax advantage for the employee.

•        Lexicon will manage the Buyer Value Option Program (BVO) for qualifying properties.

•        Two relocation-approved agents will be assigned by Lexicon to provide Broker’s Market Analyses (BMAs). The agents cannot be related to the employee.

•        The employee and Lexicon will select the real estate agent and establish the listing price based on the BMAs.

•        Homeowner negotiates offer with assigned real estate agent and Lexicon.

•        All offers must be non-contingent. Buyers agent cannot be related to employee.

•        Once non-contingent offer is negotiated and verbally accepted. Lexicon will finalize the home sale with the outside buyer

•        Lexicon, on behalf of the Company assumes responsibility through transaction conclusion.

Home Purchase Benefits

•        The Company will extend Home Purchase benefits to an employee who chooses to purchase at the new location.

•        Lexicon will provide referral to destination real estate agent to assist with home finding and destination information.

•        Use of a Company-approved real estate agent is required to receive home purchase benefits.

•        The Company will reimburse home purchase expenses not to exceed 3% total of home purchase price for customary non-recurring closing costs to include up to 1% loan origination fee and 2 points. This benefit is capped at 3% total.

•        This is a tax-protected benefit to the transferee except for loan origination fee and points, which are deductible when filing annual tax return.

Household Goods	• Professional full packing, loading, shipping, unloading and unpacking of normal household goods, from one location to one location, between Monday and Friday.

• The transportation counselor will review the Relocation Policy for Excluded Items. • Debris pick-up at destination. • Replacement valuation up to $100,000.

Vehicle Shipment	• Transporting of Three (3) vehicles if greater than 400 miles. • When possible, personal vehicle is to be pre-shipped.

Storage

•        Storage not to exceed 60 days.

•        Household goods move, auto shipment, and the first 30 days of storage fees and expenses are not taxable, If needed, storage fees and expenses from 31-60 days is a tax-protected benefit to the transferee.

POLICY LEVEL	Tier 3 Homeowner Core Benefits (Pay Grade AB 8 - 28, and IVGN L2 - EL1)

Policy Benefit	Description of Benefit

Final Move

•        Economy airfare for all qualifying dependents if move is greater than 400 miles or, if driving, mileage reimbursed at current IRS standard rate for up to two vehicles.

•        Actual and reasonable costs reimbursed for lodging and meals up to $50/person/day, with receipts, for every day of travel (day of travel is equal to 350 miles by the most direct route).

•        Transport of 2 household pets, not to exceed $1,000.

•        Transportation and hotels are non-taxable benefits. Meals will be tax protected benefit.

Spouse Career Assistance

•        Available for spouse or domestic partner/significant other if seeking employment.

•        Service is for full time employment only.

•        Program provides assessment, analysis of current job market, referral(s) to employers when possible. This does not guarantee employment.

•        The benefit must be initiated, though not necessarily completed, within 12 months of employee’s start date at new location.

•        This is a tax-protected benefit to the transferee.

Approval Guard

•        One year of FICO score enhancement and Fraud Protection including the following benefits:

•        4 credit reports with true FICO scores

•        Personalized credit coaching

•        2 automated property value reports

•        Articles and valuable information related to managing your credit, and a credit resource center.

Tax Implications

•        Corporate relocation has significant tax implications, A portion of the amounts expended may be deductible on employee’s Federal tax return.

•        All tax-protected benefits will be grossed-up at the current supplemental rate. This means, employee will receive a tax contribution (“gross-up”) toward the potential tax liability for certain expenses reimbursed to employee or paid on employee’s behalf at a rate determined by applicable law. It is important to note that this gross-up is also taxable. It is the Company’s intention to help employees with this tax liability incurred due to the relocation.

•        The Company does not provide tax advice and nothing in this summary should be considered to be tax or other financial advice. Employee is strongly encouraged to seek professional tax and financial counsel and to keep careful records.

Benefits Repayment Obligation

•        All relocation assistance and benefits provided to or paid to employee, or on employee’s behalf, are subject to the Benefits Repayment Obligation. The Repayment Obligation states that if within 24 months of start date at new location employees voluntarily terminates or is terminated for cause, employee will be required to repay the following to The Company: 100% of all relocation benefits up to one year from the start date and 1/12 of the relocation expenses forgiven over each month of the second year. The repayment agreement will be completely satisfied at two years from your start date.

POLICY LEVEL	Add-ons Tier 3 Homeowner

Add-on Benefits	Description of Benefit
Please select the applicable additional benefit(s) you wish to add on to the Core Tier 3 Homeownwer policy

Interim Housing	• Employee: One (1) month lodging and two (2) return trips

Interim Housing	• Employee: Two (2) months lodging and four (4) return trips

Interim Housing	• Employee: Three (3) months lodging and six (6) return trips

Temporary Living or Duplicate Housing	• Employee and Family: Lodging and rental car, or duplicate carrying costs, including 1st mortgage payment interest, taxes and insurance; utilities and maintenance up to an additional 14 days.

Temporary Living or Duplicate Housing	• Employee and Family: Lodging and rental car, or Duplicate carrying costs including, 1st mortgage payment interest, taxes and insurance; utilities and maintenance up to an additional 30 days.

Temporary Living or Duplicate Housing	• Employee and Family: Lodging and rental car, or duplicate carrying costs including, 1st mortgage payment interest, taxes and insurance; utilities and maintenance up to an additional 60 days.

Confidential	Revised: November, 2008